Exhibit 4.20

EXECUTION VERSION

Atlantica Yield plc

€290,000,000

1.96% Senior Notes due June 20, 2026

Note Purchase Agreement

Dated March 20, 2020

- i -

Section 5.15.	Existing Indebtedness; Future Liens	13
Section 5.16.	Foreign Assets Control Regulations, Etc	13
Section 5.17.	Status under Certain Statutes	14
Section 5.18.	Environmental Matters	14
Section 5.19.	Investments.	14
Section 5.20.	Solvency.	14
Section 5.21.	Collateral Documents	14
Section 5.22.	No Default	14

- ii -

Section 9.9.	Maintenance of Listing	43
Section 9.10.	Material Contracts	43
Section 9.11.	Maintenance of Rating on the Notes	43
Section 9.12.	Maintenance of Lien	43
Section 9.13.	Further Assurances	43
Section 9.14.	Notes to Rank Pari Passu	44
Section 9.15.	Most Favored Lender	44

- iii -

- iv -

- v -

Schedule A	—	Defined Terms

Schedule 1	—	Form of 1.96% Senior Note due June 20, 2026

Schedule 4.4(a)(i)	—	Form of Opinion of New York Special Counsel for the Note Parties

Schedule 4.4(a)(ii)	—	Form of Opinion of English Special Counsel for the Note Parties

Schedule 4.4(a)(iii)	—	Form of Opinion of Mexican Special Counsel for the Note Parties

Schedule 4.4(a)(iv)	—	Form of Opinion of Peruvian Special Counsel for the Note Parties

Schedule 4.4(a)(v)	—	Form of Opinion of Spanish Special Counsel for the Note Parties

Schedule 4.4(b)	—	Form of Opinion of New York Special Counsel for the Purchasers

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.8	—	Litigation

Schedule 5.15	—	Existing Indebtedness; Liens

Schedule 5.19	—	Investments

Schedule 8.9	—	Swap Description

Schedule 10.13	—	Burdensome Agreements

Exhibit 9.7	—	Guarantor Accession Agreement

Exhibit QPP	—	Form of QPP Certificate

Exhibit TC	—	Form of TC Certificate

Purchaser Schedule	—	Information Relating to Purchasers

- vi -

Atlantica Yield plc	Note Purchase Agreement
Atlantica Yield plc
Great West House, GW1, 17th Floor
Great West Road
Brentford, TW8 9DF, United Kingdom

1.96% Senior Notes due June 20, 2026

March 20, 2020

To Each of the Purchasers Listed in
the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Atlantica Yield plc, a company incorporated in England and Wales with company number 08818211 (the “Company”) and each of the Guarantors (as defined herein), agrees with each of the Purchasers as follows:

Section 1.	Authorization of Notes; Increased Interest.

Section 1.1.        Authorization of the Notes.  The Company will authorize the issue and sale of €290,000,000 aggregate principal amount of its 1.96% Senior Notes due June 20, 2026 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 24.4 shall govern. The Company’s obligations in respect of the Notes will be (i) guaranteed by the Guarantors on the terms set out in this Agreement and (ii) secured on the terms set out in the Collateral Documents.

Section 1.2.        Increased Interest. If at any time (the “Non-IG Event Date”) the Notes shall cease to be rated Investment Grade by at least one Rating Agency, the interest rate payable with respect to each Note shall increase by 1.00% (100 basis points) per annum (the “Increased Interest”) and each Note shall be deemed amended to incorporate into such Note the Increased Interest as if set forth fully therein, effective in each case as of the Non-IG Event Date.  The Increased Interest shall cease to accrue with respect to the Notes at any time that the Notes are rated Investment Grade by at least one Rating Agency (or if more than one Rating Agency is then rating the Notes, the Notes are rated Investment Grade by at least two Rating Agencies). If more than one Rating Agency is then rating the Notes, the credit rating of the Notes for purposes of this Section 1.2 shall be the then lowest credit rating assigned to the Notes.  For the avoidance of doubt, the aggregate maximum increase in the interest rate on the Notes at any time pursuant to this Section 1.2 shall be 1.00% (100 basis points).

Atlantica Yield plc	Note Purchase Agreement
Section 2.	Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

Section 3.	Closing.

The execution and delivery of this Agreement shall occur on March 20, 2020.  The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Greenberg Traurig, LLP, 77 West Wacker, Suite 3100, Chicago, Illinois 60601, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on April 1, 2020. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least €100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of the purchase price thereof by wire transfer of immediately available funds for the account of the Company as set forth in the funding instructions delivered by the Company pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4.	Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction (or waiver by such Purchaser), prior to or at the Closing, of the following conditions:

Section 4.1.         Representations and Warranties. The representations and warranties of each Note Party in this Agreement and in each other Note Document to which such Note Party is a party shall be correct when made and at the Closing; provided that, to the extent that any representation or warranty specifically refers to an earlier date, it shall be correct as of such earlier date (other than the matters set forth in the Schedules, which shall be updated in accordance with the following sentence). Notwithstanding the foregoing, at any time during the period commencing with the date of this Agreement and ending on the date of Closing, the Company may deliver to the Purchasers updates to the Schedules as a result of changes occurring after the date of this Agreement, in which case the existing Schedules shall be deemed to include the information set forth in such updated Schedules as of the date of such updated Schedules for purposes of the representations and warranties in this Agreement that are required to be made at the time of the Closing; provided that such changes, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Atlantica Yield plc	Note Purchase Agreement
Section 4.2.         Performance; No Default. Each Note Party shall have performed and complied with all agreements and conditions contained in each Note Document to which it is a party required to be performed or complied with by it prior to or at the Closing and from the date of this Agreement to the Closing assuming that Sections 9 and 10 are applicable from the date of this Agreement. From the date of this Agreement until the Closing, before and immediately after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. None of the Note Parties (nor, to the extent prohibited thereby, any Subsidiary thereof) shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.         Certificates.

(a)          Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate of the Company, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)        Secretary’s or Director’s Certificate. Each Note Party shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Note Documents to which such Note Party is a party, (ii) such Note Party’s Organization Documents as then in effect, (iii) the incumbency of each Responsible Officer of the Note Parties authorized to sign and deliver the Note Documents, (iv) the documents and certifications evidencing that such Note Party is validly existing, in good standing (as applicable) and qualified to engage in business in the place of its organization or formation and (v) all third-party consents, licenses and approvals required in connection with the execution, delivery and performance by such Note Party and the validity against such Note Party of the Note Documents to which it is a party, and stating that such resolutions, Organization Documents, documents and certifications, consents, licenses and approvals are in full force and effect as of the date of Closing.

Section 4.4.        Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York special counsel for the Note Parties, (ii) Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English special counsel for the Note Parties, (iii) Santamarina y Steta, S.C., Mexican special counsel for the Note Parties, (iv) Miranda & Amado Abogados, Peruvian special counsel for the Note Parties, (v) J&A Garrigues, S.L.P., Spanish special counsel for the Note Parties, substantially in the respective forms set forth in Schedules 4.4(a)(i) to 4(a)(v), as applicable, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Greenberg Traurig, LLP, the Purchasers’ New York special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b).

Atlantica Yield plc	Note Purchase Agreement
Section 4.5.         Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the Laws of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable Law (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable Law, which Law was not in effect on the date hereof.

Section 4.6.         Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.        Payment of Special Counsel Fees. Without limiting Section 16.1, the Company shall have paid on or before the Closing the documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a reasonably detailed statement of such counsel received by the Company at least five (5) Business Days prior to the Closing.

Section 4.8.         Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.         Changes in Corporate Structure. No Note Party nor any Subsidiary shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, except to the extent any such transaction would have been permitted under Section 10.2 had such Section applied as of the date of such transaction.

Section 4.10.       Funding Instructions. At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer of the Company on letterhead of the Company directing the manner of payment of the purchase price for the Notes and setting forth (i) the name and address of the transferee bank, (ii) the name, telephone number or facsimile number and electronic mail address of an authorized representative at the transferee bank, (iii) the transferee bank’s ABA number/Swift Code/IBAN and (iv) the account name and number into which the purchase price for the Notes is to be deposited. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than €1.00) to the account identified in the written instructions no later than three (3) Business Days prior to the date of Closing. If a Purchaser delivers a micro deposit, a Responsible Officer of the Company must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

Atlantica Yield plc	Note Purchase Agreement
Section 4.11.       Acceptance of Appointment to Receive Service of Process.  Such Purchaser shall have received evidence of the acceptance by CT Corporation System of the appointment and designation provided for by Section 24.7(e) for the period from the date of the Closing to six (6) months after maturity of Notes (and the payment in full of all fees in respect thereof), including, in the case of any Mexican Guarantor, an irrevocable power of attorney for lawsuits and collections (pleitos y cobranzas) granted by such Mexican Guarantor in favor of CT Corporation System, and such power of attorney shall have been duly notarized and apostilled in accordance with, and shall otherwise comply with, Mexican Law.

Section 4.12.       Collateral Documents and Filings.

(a)       Collateral Documents. The Collateral Documents shall have been duly executed and delivered by the parties thereto and such Purchaser shall have received true, correct and complete copies of each thereof.

(b)         Filings. All documents that the Note Parties or the Secured Parties (as required under applicable Law) are required to file, register, notarize, legalize, consularize or record (including, where applicable, appropriately completed and filed UCC financing statements) in order to create, perfect and, where applicable, register each Lien or other security interest created by or pursuant to, or purported to be created by or pursuant to, the Collateral Documents as a valid and enforceable first priority Lien in all the Collateral (subject to Liens permitted under Section 10.5) shall have been properly filed, registered, notarized, legalized, consularized or recorded (or satisfactory arrangements shall have been made for the filing, registration, notarization, legalization, consularization or recordation) in each office of each jurisdiction required in order to create in favor of the Collateral Agent, for the ratable benefit of the Purchasers, a valid perfected first‑priority Lien on the Collateral to the extent such Lien can be perfected by such filing, registration notarization, legalization, consularization or recordation (subject to Liens permitted under Section 10.5), and all necessary filing, registration and other similar fees, and all Taxes and other charges related to such filings, registrations and recordations, shall have been paid in full (or satisfactory arrangements shall have been made for such payment). All notices and acknowledgements required to be delivered and/or obtained by the Note Parties for each Lien or other security interest created by or pursuant to, or purported to be created by or pursuant to, the Collateral Documents to be created and perfected as a valid and enforceable first priority Lien in all the Collateral (subject to Liens permitted under Section 10.5 that are mandatorily preferred by Law) have been delivered and obtained (as applicable) (or satisfactory arrangements shall have been made for the delivery of such notices or receipt of such acknowledgments).

(c)          Each Purchaser shall have received true, correct and complete copies of an electronic extract (nota simple telemática) issued by the relevant Spanish Mercantile Registry and dated no earlier than fifteen (15) days prior to the Closing in respect of each Spanish Guarantor.

Atlantica Yield plc	Note Purchase Agreement
Section 4.13.       Note Documents. Each of the Note Documents not otherwise described above shall have been duly authorized, executed and delivered by all parties thereto, respectively, shall be in full force and effect on the date of the Closing and such Purchaser shall have received true, correct and complete copies thereof.

Section 4.14.      Repayment of Existing Notes. On or before the date of the Closing, arrangements shall have been made for the payment in full of all Existing Notes with the proceeds from the Notes  and the release of any and all Liens of the secured parties thereof on the Collateral, which release shall occur substantially concurrently with, or immediately following, the receipt of the aggregate purchase price of the Notes and the application thereof to the payment of the Existing Notes.

Section 4.15.       Note Rating. Such Purchaser shall have received a copy of a Rating Letter issued by S&P assigning a credit rating to the Notes of “BBB-” or higher.

Section 5.	Representations and Warranties of the Company.

As of the date of this Agreement and as of the date of Closing, each Note Party represents and warrants to the Purchasers that:

Section 5.1.         Organization; Power and Authority. Each Note Party is a corporation or other legal entity, as the case may be, duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity, as the case may be, and, where applicable, is in good standing in each jurisdiction in which such qualification is required by Law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Note Party has the requisite power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Note Documents to which such Note Party is a party and to perform the provisions hereof and thereof.

Section 5.2.        Authorization, Etc. Each of this Agreement, the Notes and the other Note Documents to which a Note Party is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Note Party, and this Agreement and each other Note Document (other than the Notes) constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms, subject to the Legal Reservations.

Atlantica Yield plc	Note Purchase Agreement
Section 5.3.         Disclosure. The Company, through its agents, J.P. Morgan Securities, LLC, RBC Capital Markets, LLC and BofA Securities, Inc. (together, the “Placement Agents” and each, a “Placement Agent”), has delivered or made available to each Purchaser a copy of a Private Placement Memorandum, dated January 2020 (including the documents incorporated by reference therein, as amended, supplemented or otherwise modified prior to the date of the Closing, the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered or made available to the Purchasers by or on behalf of the Company prior to the date of Closing in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to the projected financial information, forecasts, general economic and market estimates or other forward ‑looking information, the Note Parties represent and warrant only that such information was prepared in good faith based upon assumptions believed by management of the Note Parties to be reasonable at the time such information was prepared, it being recognized by the Purchasers that such forward looking‑information is not to be viewed as a fact and that actual results may materially differ from projected information.  Except as disclosed in the Disclosure Documents (in each case delivered or made available to the Purchasers by or on behalf of the Company prior to February 6, 2020), since December 31, 2018, there has been no change in the financial condition, operations, business or properties of the Note Parties and their Subsidiaries, taken as a whole, except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4.         Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of each Note Party and its Subsidiaries, showing, as to each Note Party and each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by such Note Party and each other Subsidiary and whether such Subsidiary is a Guarantor, an Immaterial Subsidiary, a Non-Recourse Subsidiary and/or a Material Non-Recourse Subsidiary.

(b)         All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by any Note Party and its Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by such Note Party or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)         Each Subsidiary (other than Immaterial Subsidiaries) is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity, as the case may be, and, where applicable, is in good standing in each jurisdiction in which such qualification is required by Law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary (other than Immaterial Subsidiaries) has the requisite power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Atlantica Yield plc	Note Purchase Agreement
(d)         As of the date of the Closing, no Contractual Obligation (i) prohibits any Equity Pledgor from pledging the Equity Interests of the Guarantors to secure the Notes, (ii) prohibits any Guarantor from delivering a Guaranty or (iii) limits the ability of any Subsidiary of the Company to make Restricted Payments, directly or through one or more intermediate Subsidiaries of the Company, to the Company or to otherwise transfer property to or invest in the Company, except for (1) agreements or other instruments listed in Schedule 5.4 and (2) customary restrictions and conditions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.5.         Financial Statements; Material Liabilities. The Company has delivered or made available to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of operations, cash flows and changes in shareholders’ equity for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments).

Section 5.6.        Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Note Party of this Agreement, the Notes and each other Note Document to which such Note Party is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Note Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Organization Document, shareholders agreement or any other agreement or instrument to which such Note Party or its respective Subsidiaries is bound or by which such Note Party or any of its Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to such Note Party or any of its Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Note Party or any of its Subsidiaries.

Section 5.7.        Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Note Party of the Note Documents to which such Note Party is a party, except for those that have been duly obtained, taken, given or made and are in full force and effect; provided that, to ensure the admissibility in evidence and enforceability before a Peruvian court of any document executed in a language other than Spanish said document must be (i) officially translated to Spanish by a duly authorised public translator in Peru; and (ii) if issued in any country other than in Peru (x) which is not a signatory country of the Hague Convention for Abolishing the Requirement of Legalisation for Foreign Public Documents, legalised before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú), or (y) which is a signatory country of the Hague Convention for Abolishing the Requirement of Legalisation for Foreign Public Documents, must be certified with an apostille. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the United Kingdom of any Note Document that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

Atlantica Yield plc	Note Purchase Agreement
Section 5.8.        Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed in Schedule 5.8(a), there are no actions, suits, investigations or proceedings pending or, to the knowledge of any Note Party, threatened against or affecting any Note Party or any of their respective Subsidiaries or any property of any Note Party or any of their respective Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         No Note Party nor any of their respective Subsidiaries is (i) in default under or with respect to any Contractual Obligation (other than as disclosed in Schedule 5.8(b)(i)), (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable Law (including Environmental Laws, the USA PATRIOT Act or any of the other Laws and regulations that are referred to in Section 5.16), in each case of the foregoing clauses (i) to (iii), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.         Taxes. (a) Each Note Party and its respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent (after giving effect to any applicable extension or suspension), except for any taxes and assessments (i) which failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Note Party or its respective Subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, national, state or other taxes for all fiscal periods are adequate in all material respects in accordance with GAAP.

(b)         No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of the United Kingdom or any political subdivision thereof will be incurred by any Note Party or any holder of a Note upon the execution or delivery of any of this Agreement, the Notes or any other Note Document, and no deduction or withholding in respect of Taxes imposed by or for the account of the United Kingdom or, to the knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Company under this Agreement, the Notes or any other Note Document to a Qualifying Holder (once all necessary procedural formalities have been completed) or a UK Qualifying Holder (except where a direction has been given under section 931 of the UK Income Tax Act 2007 in relation to the payment concerned) or a Treaty Holder where the payment is one specified in a direction given by HMRC under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

Atlantica Yield plc	Note Purchase Agreement
Section 5.10.       Title to Property; Leases. Each Note Party and each of its respective Subsidiaries have good and have legal and valid title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by such Note Party or any such Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, other than Liens set forth on Schedule 5.15, and as otherwise permitted by this Agreement. All leases to which a Note Party or any Subsidiary thereof is a party that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.      Licenses, Permits, Etc. (a) Each Note Party and each of its respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)         To the knowledge of each Note Party, there is no Material violation by any Person of any right of such Note Party or its respective Subsidiary with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Note Party or its respective Subsidiaries.

Section 5.12.      Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

Atlantica Yield plc	Note Purchase Agreement
(b)         The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $20,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non‑U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non‑U.S. Plan allocable to such benefit liabilities by more than $20,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)         The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non‑U.S. Plan that individually or in the aggregate are Material.

(d)         The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)          The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by each Note Party to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)         All Non‑U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non‑U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 5.13.       Private Offering by the Note Parties.

(a)         No Note Party nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 90 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. No Note Party nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Company.

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(b)          No Note Party has an intention to offer the Notes or any similar Security during the six months following the date of Closing.

(c)          None of the Note Parties nor anyone acting on their behalf has offered or sold the Notes by any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed e-mail; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(d)         No Note Party has dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Notes and the transactions contemplated by this Agreement, except for the Placement Agents. No Note Party is under any obligation to pay any broker’s fee or commission in connection with such transactions other than to the Placement Agents.

(e)         None of the Note Parties nor anyone acting on their behalf has solicited offers for, or offered or sold, the Notes other than through the Placement Agents, and their Subsidiaries and Affiliates.

Section 5.14.      Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes for general corporate purposes.  Without limiting the generality of the foregoing, an amount equal to the net proceeds is expected to refinance or finance, in whole or in part, the construction, development, or acquisition of new or ongoing projects, with disbursements occurred during approximate 52 months preceding the date of Closing that meets the following “Eligibility Criteria” in accordance with the Green Bond Principles.  “Eligibility Criteria” are defined as renewable energy including solar, wind, small-scale hydro projects (less than 25 MW), and transmission lines with the aim of increasing renewable energy to the grid. The Company expects a majority of the use of proceeds to be allocated towards refinancing. The Green Bond Principles, 2018, as administered by the International Capital Markets Association, are voluntary process guidelines for best practices when issuing green bonds.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve any Note Party in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and no Note Party has any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

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Section 5.15.       Existing Indebtedness; Future Liens. Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Note Parties and their respective Subsidiaries as of the date hereof having, on an individual basis, an outstanding principal amount in excess of $25,000,000 (or its equivalent in other currencies).

No Note Party nor any of its respective Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness described in Schedule 5.15 and no event or condition exists with respect to any such Indebtedness described in Schedule 5.15 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 5.16.      Foreign Assets Control Regulations, Etc. (a) No Note Party nor any of its Subsidiaries (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by any Sanctions Authority.

(b)          No Note Party nor any of its Subsidiaries (i) has violated, been found in violation of, or been charged or convicted under, any applicable Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to such Note Party’s knowledge, is under investigation by any Governmental Authority for possible violation of any Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.

(c)          No part of the proceeds from the sale of the Notes hereunder:

(i)          constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Subsidiary thereof, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any Economic Sanctions Laws or (C) otherwise in violation of any Economic Sanctions Laws;

(ii)         will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or

(iii)        will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.

(d)        Each Note Party has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to promote and achieve compliance by such Note Party and each Subsidiary with all applicable Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.

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Section 5.17.       Status under Certain Statutes. No Note Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, and no Note Party nor its respective Subsidiaries are subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18.      Environmental Matters. The Note Parties and their respective Subsidiaries: (a) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (except in such instances in which (i) such requirement of Environmental Law is being contested in good faith by appropriate proceedings diligently conducted and (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect); (b) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) to the extent within the control of the Note Parties and their respective Subsidiaries, each of their Environmental Permits will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense, in each case, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.19.       Investments.  Set forth on Schedule 5.19 is a complete and accurate list of all Investments held by such Note Parties on the date hereof showing as of such date the amount, obligor or issuer and maturity, if any, thereof.

Section 5.20.       Solvency. The Note Parties, together with their respective Subsidiaries on a consolidated basis and taken as a whole, are Solvent.

Section 5.21.      Collateral Documents.  Subject to the Legal Reservations, the provisions of each of the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of the Note Parties in the Collateral described therein (subject only to Liens permitted by Section 10.5). Upon consummation of the actions, recordings and filings required pursuant to Section 9.12, such security interest shall be perfected pursuant to applicable Laws.

Section 5.22.       No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

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Section 6.	Representations of the Purchasers.

Section 6.1.         Purchase for Investment.

(a)         Each Purchaser severally represents that it is an “accredited investor” (as defined, and of the type specified, in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investor” (as defined, and of the type specified, in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act)), and it is purchasing the Notes not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or its property shall at all times be within such Purchaser’s or its control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law, and that the Company is not required to register the Notes under the Securities Act.

(b)         Each Purchaser further represents and warrants that such Purchaser was given the opportunity to ask questions and receive answers concerning the terms and conditions of the Notes, the Note Parties and their Subsidiaries and to obtain any additional information which the Note Parties and their Subsidiaries possess or can acquire without unreasonable effort or expense.  Each Purchaser acknowledges that the Notes will bear a restrictive legend substantially in the form set forth on the form of Note attached as Schedule 1 to this Agreement.

(c)         Each Purchaser represents and warrants that the purchase of Notes by such Purchaser has not been solicited by or through anyone other than the Company, the Placement Agents, or their respective Subsidiaries and Affiliates.

(d)          Each Purchaser severally represents and warrants that:

(i)           it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

(ii)         it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129.

Section 6.2.         Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

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(a)          the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)         the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)         the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)         the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

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(e)          the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)          the Source is a governmental plan; or

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	Information as to Company.

Section 7.1.        Financial and Business Information.  The Company shall deliver, or cause to be delivered, to each Purchaser and each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a)         Interim Statements — promptly after the same are available and in any event within 60 days (or, if earlier, the date on which such financial statements are filed with the SEC) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of,

(i)          an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal period, and

(ii)         unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such fiscal period and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

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setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;

(b)         Annual Statements — promptly after the same are available and in any event within 120 days (or, if earlier, the date on which such financial statements are filed with the SEC) after the end of each fiscal year of the Company, copies of:

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)         SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

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(d)       Notice of Default or Event of Default — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)         Employee Benefits Matters — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)         with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)        the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)      any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)       receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans;

(f)          Collateral Information — promptly after any request of the Collateral Agent, any information the Collateral Agent may require regarding the Collateral and the compliance of the Note Parties with the terms of any Collateral Document;

(g)         Notices from Securities Regulators —promptly, and in any event within fifteen (15) Business Days after receipt thereof by any Note Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Note Party or any Subsidiary thereof;

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(h)        KYC and Other Requirements — promptly, such additional documentation and other information as any Purchaser or holder may from time to time reasonably request which is (i) required by bank or insurance company regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the USA PATRIOT Act, or (ii) requested by the SVO in order to assign or maintain a designation of the Notes; and

(i)          Rating — (i) within five (5) Business Days after a Responsible Officer becomes aware of a change in, or withdrawal of, a rating of the Notes, the Company shall notify each Purchaser or holder of a Note in writing of such change or withdrawal and (ii) at least once every calendar year, the Company shall provide to each Purchaser or holder of a Note, as soon as practicable, and in any event with ten (10) Business Days of receipt thereof, an updated Ratings Letter, reflecting the rating of the Notes as of such date;

(j)         Default relating to Non‑Recourse Indebtedness — promptly, notice of the occurrence of any default or event of default under, or breach or violation of any provision contained in, any instrument or agreement evidencing, securing or relating to Non‑Recourse Indebtedness of any Material Non‑Recourse Subsidiary;

(k)         Notices of Material Adverse Effects — other than as provided in written notices pursuant to the above clauses (a) through (j), promptly after a Responsible Officer becoming aware of any Material Adverse Effect or the occurrence of any event or circumstance (including a change in Law) which has or would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof and what action Company is taking or proposes to take, if any, with respect thereto; and

(l)          Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, any other Note Party or any of its Subsidiaries or relating to the ability of the Company, such Note Party or any Subsidiary to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested in writing by one or more Purchasers or holders of more than 15% in principal amount of the Notes at the time outstanding, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

Section 7.2.        Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (provided that items (c) and (d) below shall only be included in the certificate delivered with the financial statements referred to in Section 7.1(b)):

(a)         Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Note Parties were in compliance with the requirements of Section 10 and any More Favorable Covenant incorporated herein pursuant to Section 9.15, in each case during the interim or annual period covered by the financial statements then being furnished (including with respect to each such provision, where applicable, detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence);

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(b)         Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the interim or annual period covered by the financial statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;

(c)         Subsidiary Guarantors — setting forth a list of all Subsidiaries that are Guarantors and certifying that each Subsidiary that is required to be a Guarantor pursuant to Section 9.7 is a Guarantor, in each case, as of the date of such certificate of Senior Financial Officer;

(d)         Immaterial Subsidiaries — setting forth a list of names of all Immaterial Subsidiaries for the preceding fiscal quarter, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth in the definition “Immaterial Subsidiary”; and

(e)         Non-Recourse Subsidiaries — setting forth a list of names of all Non-Recourse Subsidiaries for the preceding fiscal quarter and identifying which of such Non-Recourse Subsidiaries are Material Non-Recourse Subsidiaries as determined by the Company.

Section 7.3.         Visitation. The Company and each other Note Party shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)         No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice in writing to the Company (but not with less than forty‑eight (48) hours advance notice), to visit the principal executive office of the Company not more than twice in any fiscal year, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all during normal business hours; and

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(b)         Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all during normal business hours and as often as may be requested in writing.

Section 7.4.         Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if, and on the date on which, the Company satisfies any of the following requirements with respect thereto:

(a)          such financial statements, opinions of independent certified public accountants or other information satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser or holder of a Note by e‑mail at the e‑mail address set forth in such Purchaser’s or such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; or

(b)        such financial statements, opinions of independent certified public accountants or other information satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Purchaser or holder of Notes has free access or are made available on its home page on the internet, which is located at https://www.atlanticayield.com/ as of the date of this Agreement;

provided however, that in no case shall access to such financial statements, opinions of independent certified public accountants or other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that in the case of clause (b) of this Section 7.4, the Company shall have given each holder of a Note prior or contemporaneous written notice, which may be by e‑mail or in accordance with Section 19, of such posting or availability in connection with each delivery; and provided further, that upon request in writing of any holder to receive paper copies of such forms, financial statements, opinions of independent certified public accountants or other information and related Officer’s Certificates or to receive them by e‑mail, the Company will reasonably promptly e‑mail them or deliver such paper copies, as the case may be, to such holder.

Atlantica Yield plc	Note Purchase Agreement
Section 7.5.         Limitation on Disclosure Obligation. The Company shall not be required to disclose the following information pursuant to Section 7.1(c)(i)(x), or 7.3:

(a)         (i) information that the Company reasonably determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, (A) it would be prohibited from disclosing by applicable Law without making public disclosure thereof or (B) the disclosure of which is prohibited by applicable Law or which is subject to attorney-client or similar privilege or (ii) information which constitutes attorney work product, a proprietary trade secret or commercially strategic information (as determined in good faith by the Company); or

(b)         information that, notwithstanding the confidentiality requirements of Section 21, the Company reasonably determines that it is prohibited from disclosing by the terms of a bona fide obligation of confidentiality contained in any agreement with any non‑Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information.

Promptly after determining that the Company is not permitted to disclose any information as a result of the limitations described in this Section 7.5, the Company will provide each of the holders with an Officer’s Certificate describing the circumstances under which the Company is not permitted to disclose such information.

Section 8.	Payment and Prepayment of the Notes.

Section 8.1.         Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.        Optional Prepayments with Make‑Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount; provided that the Company may prepay the entire unpaid principal amount of the Notes together with accrued interest thereon to the prepayment date selected by the Company, but without payment of any Make-Whole Amount with respect thereto, so long as no Default or Event of Default has occurred and is continuing and such prepayment date is within forty-five (45) days of the Maturity Date. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.6), and the accrued interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified prepayment date.

Atlantica Yield plc	Note Purchase Agreement
Section 8.3.         Prepayment for Tax Reasons.  (a) If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than thirty (30) days nor more than sixty (60) days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with accrued interest thereon to the date of such prepayment plus an amount equal to the Modified Make‑Whole Amount for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than twenty (20) days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with accrued interest thereon to the date of such prepayment plus the Modified Make‑Whole Amount shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make‑Whole Amount as of such prepayment date.

(b)         No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

Atlantica Yield plc	Note Purchase Agreement
(c)          The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable Law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

(d)         For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law (which, for the avoidance of doubt, shall be the amount required to be paid to a holder pursuant to Section 13 in excess of the amount that would otherwise be required to be paid to such holder in the absence of any Change in Tax Law); and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of the United Kingdom after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

Section 8.4.         Prepayment in Connection with a Noteholder Sanctions Event.

(a)          Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly, and in any event within ten (10) Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with accrued interest thereon to the prepayment date selected by the Company with respect to each Affected Note but without payment of any Make‑Whole Amount or Modified Make‑Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than thirty (30) days and not more than sixty (60) days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date, which date is not later than ten (10) Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

Atlantica Yield plc	Note Purchase Agreement
(b)         Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with accrued interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, but without payment of any Make‑Whole Amount or Modified Make‑Whole Amount with respect thereto.

(c)         If a Noteholder Sanctions Event has occurred but the Company and/or its Subsidiaries have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If the Company and/or its Subsidiaries shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof.

(d)          If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) of this Section 8.4 also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with accrued interest thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is ten (10) Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.

(e)          Promptly, and in any event within five (5) Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other Purchaser or holder of Notes.

Atlantica Yield plc	Note Purchase Agreement
(f)          The Company shall promptly, and in any event within ten (10) Business Days, give written notice to the Purchasers or the holders after the Company or any Subsidiary thereof having been notified that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any Economic Sanctions Laws, in each case which notice shall describe the facts and circumstances thereof and set forth the action, if any, that the Company or a Subsidiary proposes to take with respect thereto.

(g)         The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any Purchaser or holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of the Company or its Subsidiaries that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.

Section 8.5.         Mandatory Offer to Prepay without Make‑Whole Amount upon Change in Control

(a)          Notice of Change in Control. The Company will, not less than ten (10) days prior to the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes, conditioned upon the consummation of such Change in Control, which notice shall contain and constitute an offer to prepay Notes as described in Section 8.5(b) and shall be accompanied by the certificate described in Section 8.5(e).

(b)         Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.5(a) shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) which date shall be not less than thirty (30) days and not more than one hundred twenty (120) days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the thirtieth (30th) day after the date of such offer).

(c)          Acceptance/Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.5 with respect to a Change in Control by causing a notice of such acceptance or rejection to be delivered to the Company not later than fifteen (15) days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5 with respect to a Change in Control within such fifteen (15) day period shall be deemed to constitute a rejection of such offer by such holder.

(d)         Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 100% of the principal amount of such Notes, together with accrued interest on such Notes accrued to the date of prepayment, but without any Make‑Whole Amount or Modified Make‑Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.

Atlantica Yield plc	Note Purchase Agreement
(e)         Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(f)       Deferral Pending Change in Control. The obligation of the Company to prepay the Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (c) of this Section 8.5 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date that is the fifth (5th) Business Day after the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Note Parties that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.5 in respect of such Change in Control shall be deemed rescinded). The Company shall give each holder of Notes written notice of any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.5 in respect of such Change in Control shall be deemed to have been automatically rescinded without penalty or other liability and the Company’s notice in respect of such cessation or abandonment shall so state) promptly after such occurrence or any such determination.

(g)        Third Party Change of Control Offer. Notwithstanding anything to the contrary in this Section 8.5, the Company will not be required to make an offer to prepay the Notes upon a Change in Control if a third party (other than any of the Company’s Subsidiaries or Affiliates) (i) makes an offer to prepay the Notes upon such Change in Control in the manner, at the times and otherwise in compliance with each of the requirements set forth in this Section 8.5 and (ii) prepays all Notes in respect of which such offer has been accepted pursuant to Section 8.5(c); provided that, for avoidance of doubt, until such time that all of the Notes have been paid in full, a Change in Control shall not release the Company from its liability under this Agreement, the Notes or any other Note Document.

(h)          Certain Definitions.

“Change in Control” shall mean the occurrence of any of the following, in each case, without the consent of all holders:

(a)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Algonquin Power & Utilities Corp. and its Affiliates acquiring or controlling after the date of this Agreement:

Atlantica Yield plc	Note Purchase Agreement
(A)         more than 50% of the Voting Rights; or

(B)        the right to appoint and/or remove all or the majority of the members of the Company’s board of directors or other governing body, in each case whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of Voting Rights, contract or otherwise; or

(b)       the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan).

“Voting Rights” means the right generally to vote at a general meeting of shareholders of the Company (irrespective of whether or not, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(i)          All calculations contemplated in this Section 8.5 involving the Equity Interest of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of Equity Interest of such Person were exercised at such time.

Section 8.6.         Allocation of Partial Prepayments. In the case of each partial repayment or prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.7.        Maturity; Surrender, Etc. In the case of each repayment or prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be so repaid or prepaid shall mature and become due and payable on the date fixed for such repayment or prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount or Modified Make‑Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the accrued interest and Make‑Whole Amount or Modified Make‑Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Atlantica Yield plc	Note Purchase Agreement
Section 8.8.       Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes, or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least twenty (20) Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.9.         Make‑Whole Amount and Modified Make‑Whole Amount.

(a)          Make-Whole Amount and Modified Make-Whole Amount with respect to Non-Swapped Notes.

The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. All payments of Make-Whole Amount or Modified Make-Whole Amount in respect of any Non-Swapped Note shall be made in euro. For the purposes of determining the Make-Whole Amount or Modified Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:

“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).

“Called Principal” means, with respect to any Non-Swapped Note, the principal of such Non-Swapped Note that is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Atlantica Yield plc	Note Purchase Agreement
“Discounted Value” means, with respect to the Called Principal of any such Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Non-Swapped Note” means any Note other than a Swapped Note.

“Recognised Bund Market Makers” means internationally recognized dealers of German federal government bonds (“Bundesobligationen”) selected by the Company and reasonably acceptable to the holders of more than 50% in principal amount of the Non-Swapped Notes at the time outstanding (exclusive of Notes then owned by the Company or its Affiliates).

“Reinvestment Yield” means, with respect to the Called Principal of a Non-Swapped Note, the sum of (a) the Applicable Percentage plus (b) the yield to maturity implied by the “Ask Yields” shown on the display designated as “Page PXGE” (or such other display as may replace Page PXGE) on Bloomberg Financial Markets as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal for the then most recently issued actively traded Bundesobligationen (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such Bundesobligationen Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting Bundesobligationen quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded Bundesobligationen with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Note, the sum of  (a) the Applicable Percentage plus (b) the average of the yields for such Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date as reported by three Recognised Bund Market Makers. If there are no such Bundesobligationen having a term equal to such Remaining Average Life, such implied yield will be determined, if necessary, by interpolating linearly between (1) the applicable Bundesobligationen with the maturity closest to and greater than such Remaining Average Life and (2) the Bundesobligationen with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Note.

Atlantica Yield plc	Note Purchase Agreement
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (x) such Called Principal into (y) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year composed of twelve (12) 30-day months and calculated to two decimal places that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon (excluding any Increased Interest) that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b)          Make-Whole Amount and Modified Make-Whole Amount with respect to Swapped Notes.

The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value of the Swapped Note Remaining Scheduled Swap Payments with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. All payments of Make-Whole Amount and Modified Make-Whole Amount in respect of any Swapped Note shall be made in U.S. Dollars. For the purposes of determining the Make-Whole Amount and/or Modified Make-Whole Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement (which does not qualify as a Replacement Swap Agreement) pursuant to which the holder of a Swapped Note is to receive payment in U.S. Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note. Any holder of a Swapped Note that enters into or terminates a New Swap Agreement shall within a reasonable period of time thereafter deliver to the Company (i) an updated Schedule 8.9 describing the confirmation or termination related thereto or (ii) a copy of the confirmation or termination related thereto.

Atlantica Yield plc	Note Purchase Agreement
“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s-length basis by the original Purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest (excluding any Increased Interest) and principal on such Swapped Note, under which the Purchaser of such Swapped Note is to receive payments from the counterparty thereunder in U.S. Dollars and which is more particularly described on Schedule 8.9 hereto, (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s-length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled partial prepayment or a partial repayment or purchase of such Swapped Note prior to its scheduled maturity or an acceleration and rescission thereof of such Swapped Note as provided in Section 12.3. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company (i) an updated Schedule 8.9 describing the confirmation, assumption or termination related thereto or (ii) a copy of the confirmation, assumption or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means any Note that as of the date of the Closing is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” for so long as the related Swap Agreement ceases to be in force in respect thereof; provided that if there is any Note that is a Swapped Note outstanding as of the date on which either the Company has provided notice of prepayment or offer of prepayment or purchase of such Note pursuant to Section 8.2 or 8.3 or such Note has become or is declared to be immediately due and payable pursuant to Section 12.1, then such Note shall be deemed to be a Swapped Note until payment in full of the principal, interest and Make-Whole Amount or Modified Make-Whole Amount (if any) and Swap Breakage Amount due with respect to such Note.

Atlantica Yield plc	Note Purchase Agreement
“Swapped Note Applicable Percentage” means 1.00% (100 basis points) in the case of a computation of the Modified Make-Whole Amount and means 0.50% (50 basis points) in the case of a computation of the Make-Whole Amount.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in U.S. Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date, provided that if such Swap Agreement is not an Original Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in U.S. Dollars which would have been due to the holder of such Swapped Note under the terms of the Original Swap Agreement to which such holder was a party (or if such holder was never party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

Atlantica Yield plc	Note Purchase Agreement
“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years obtained by dividing (i) such Swapped Note Called Notional Amount into (ii) the sum of the products obtained by multiplying (a) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payment.

Atlantica Yield plc	Note Purchase Agreement
“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in U.S. Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than any Increased Interest and that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that (i) if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1 and (ii) if the Swap Agreement with respect to such Swapped Note is not an Original Swap Agreement, then the interest on such Swapped Note Called Notional Amount shall not exceed the amount in U.S. Dollars that would have been due with respect to such Swapped Note under the terms of the Original Swap Agreement.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.10        Swap Breakage.

(a)         If any Swapped Note is prepaid or purchased pursuant to Section 8.2, 8.3, 8.4, 8.5, 8.8 or 8.12 or has become or is declared to be immediately due and payable pursuant to Section 12.1 (each, a “Swap Unwind Event”), then upon any such Swap Unwind Event (i) any resulting Swap Breakage Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in U.S. Dollars no later than five (5) Business Days after the date such holder has delivered the Swap Breakage Amount Notice with respect to such Swap Unwind Event and (ii) any resulting Swap Breakage Gain in connection therewith shall be forwarded to the Company by the holder of such Swapped Note in U.S. Dollars no later than five (5) Business Days after the date such holder shall have received payment in full of the principal, interest and Make-Whole Amount or Modified Make-Whole Amount (if any) due hereunder with respect to such Swap Unwind Event, in each case unless alternative arrangements are otherwise agreed to between the Company and the holder of a Swapped Note. Each holder of a Swapped Note shall be responsible for calculating its own Swap Breakage Amount in U.S. Dollars in connection with any Swap Unwind Event, and such calculations shall (unless alternative arrangements are otherwise agreed to between the Company and the holder of a Swapped Note) promptly, but no longer than two (2) Business Days following such Swap Unwind Event, be reported to the Company in writing and in reasonable detail (the “Swap Breakage Amount Notice”) and shall be binding on the Company absent demonstrable error.

Atlantica Yield plc	Note Purchase Agreement
(b)         As used in this Section 8.10, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, the amount that is received (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Gain”) or paid (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Loss”) by the holder of such Swapped Note in connection with a termination or an amendment of its Swap Agreement resulting from a Swap Unwind Event, where:

(i)           such Swap Breakage Amount shall be calculated upon the inclusion of an accelerated exchange and payment of principal amounts and associated accrued and unpaid interest, whereby in connection with and incorporated into the termination or amendment of the Swap Agreement and determination of the Swap Breakage Amount, all remaining associated principal payments otherwise scheduled through the natural duration of the Swap Agreement and associated accrued and unpaid interest shall be accelerated and made (in their respective applicable currencies) at the time of the settlement of such termination or amendment (or, in the case of a Swap Unwind Event resulting from a Swapped Note becoming or being declared to be immediately due and payable pursuant to Section 12.1, as if such remaining associated principal payments and associated accrued and unpaid interest had been accelerated and made at the time of the settlement of such termination); and

(ii)        the holder of such Swapped Note shall determine such Swap Breakage Amount in good faith and in a commercially reasonable manner in accordance with customary practices for calculating such amounts under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”) pursuant to which such holder entered into such Swap Agreement and assuming for the purpose of such calculation that there are no transactions outstanding under such ISDA Master Agreement other than such Swap Agreement;

provided, however, that if such holder (or its predecessor-in-interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the Swap Breakage Amount that would have been received or paid by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor-in-interest to such holder as a holder of a Swapped Note was a party) and (y) the Swap Breakage Amount actually received or paid by the holder of such Swapped Note under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.

Atlantica Yield plc	Note Purchase Agreement
Section 8.11.       Payments Due on Non‑Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make‑Whole Amount or Modified Make‑Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.12.       Prepayments in Connection with Asset Dispositions.  If the Company elects to offer to prepay Notes in accordance with Section 10.9(i), the Company will give written notice thereof to the holders of all Notes then outstanding, which notice shall (i) refer specifically to this Section 8.12 and describe in reasonable detail the Disposition giving rise to such offer to prepay Notes, (ii) specify the principal amount of each Note held by such holder offered to be prepaid (determined on a pro rata basis among the principal amount of all the Notes then outstanding, the “Ratable Amount”), (iii) specify a Business Day for such prepayment not less than 20 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”) and specify the Disposition Response Date (as defined below) and (iv) offer to prepay on the Disposition Prepayment Date the Ratable Amount of each Note together with interest accrued thereon to the Disposition Prepayment Date.  Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least ten Business Days prior to the Disposition Prepayment Date (such date ten Business Days prior to the Disposition Prepayment Date being the “Disposition Response Date”).  The Company shall prepay on the Disposition Prepayment Date the Ratable Amount of each Note held by the holders who have accepted such offer in accordance with this Section 8.12, at a price in respect of each such Note held by such holder equal to 100% of the Ratable Amount thereof, together with interest accrued thereon to, but excluding, the Disposition Prepayment Date.  The failure by a holder of any Note to respond to such offer in writing on or before the Disposition Response Date shall be deemed to be a rejection of such offer.

Section 9.	Affirmative Covenants.

From the date of this Agreement until the Closing and thereafter, the Company and each other Note Party (except in the case of the covenants set forth at Sections 9.9 and 9.11) covenant that so long as any of the Notes are outstanding:

Section 9.1.         Compliance with Laws. Without limiting Section 10.4, the Company and each other Note Party will comply with all Laws to which each of them is subject (including ERISA, Environmental Laws, USA PATRIOT Act and the other Laws and regulations that are referred to in Section 5.16 ), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such Laws or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Atlantica Yield plc	Note Purchase Agreement
Section 9.2.         Insurance. The Company and each other Note Party will, maintain, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.        Maintenance of Properties. The Company and each other Note Party will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.         Payment of Taxes and Claims. The Company and each other Note Party will file all tax returns required to be filed in any jurisdiction, except in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent (after giving effect to any applicable extension or suspension) and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Note Party, provided that neither the Company nor any Note Party need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Note Party on a timely basis in good faith and in appropriate proceedings, and the Company or such Note Party has established adequate reserves therefor in accordance with GAAP on the books of the Company or such other Note Party or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.         Corporate Existence, Etc. (a) Subject to Section 10.2 and Section 10.9, the Company and each other Note Party will at all times preserve and keep its corporate, limited liability company or partnership, as the case may be, existence in full force and effect.

(b)         Subject to Section 10.2 and Section 10.9, the Company and each other Note Party will at all times preserve and keep in full force and effect the corporate existence of each of its respective Subsidiaries unless, in the good faith judgment of the management of the Company or such other Note Party, the termination of or failure to preserve and keep in full force and effect such corporate existence would not, individually or in the aggregate, have a Material Adverse Effect.

(c)          In the case of each Note Party incorporated in a country which has adopted the Regulation, for the purposes of the Regulation, such Note Party shall maintain its center of main interest (as that term is used in Article 3(1) of the Regulation) in its original jurisdiction and not maintain an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Atlantica Yield plc	Note Purchase Agreement
Notwithstanding anything to the contrary in clauses (a) through (c) above, the consummation of the Permitted Reorganization shall not be deemed to violate this Section 9.5.

Section 9.6.       Books and Records. The Company and each other Note Party will maintain proper books of record and account in conformity in all material respects with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such other Note Party, as the case may be. The Company and each other Note Party have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets in all material respects and the Company and each other Note Party will continue to maintain such system.

Section 9.7.        Guarantors; Security. (a)  Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (other than any Immaterial Subsidiary, any Non-Recourse Subsidiary or any Subsidiary satisfying the requirements of paragraph (c)(ii)(A) or (ii)(B), as applicable, of this Section 9.7) by any Note Party, (y) a Non-Recourse Subsidiary no longer qualifying as a Non-Recourse Subsidiary but remaining a direct or indirect Subsidiary of any Note Party or (z) any Subsidiary ceasing to satisfy the requirements of paragraph (c)(ii)(A) or (ii)(B), as applicable, of this Section 9.7, then, in each case, the Company shall, at the Company’s expense:

(i)          within thirty (30) days after any such event, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to each holder a Guarantor Accession Agreement or a guaranty or guarantor accession agreement in form and substance satisfactory to the Required Holders, guaranteeing the other Note Parties’ obligations under the Note Documents;

(ii)         within thirty (30) days after any such event, furnish to each holder a description of the real and personal properties of such Subsidiary in reasonable detail;

(iii)       within forty‑five (45) days after any such event, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to each holder a Pledge Agreement or a supplement to a Pledge Agreement, as specified by and in form and substance reasonably satisfactory to the Required Holders (including delivery of all certificates, if any, representing the Equity Interests in and of such Subsidiary, and other instruments of the type reasonably required by the Required Holders), securing payment of all the Secured Obligations of such Subsidiary or such parent, as the case may be, under the Note Documents and constituting Liens on all such personal properties;

Atlantica Yield plc	Note Purchase Agreement
(iv)        within forty‑five (45) days after any such event, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to take whatever action (including the filing of UCC financing statements, if applicable) may be necessary or advisable in the opinion of the Required Holders to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) first priority valid and subsisting Liens on the properties purported to be subject to the Pledge Agreements delivered pursuant to this Section 9.7, enforceable against all third parties in accordance with their terms; and

(v)          within sixty (60) days after any such event, furnish to each holder:

(A)         evidence of the acceptance by CT Corporation System of the appointment and designation provided for by Section 24.7(e) for the period from the date of the Guarantor Accession Agreement to six (6) months after maturity of Notes (and the payment in full of all fees in respect thereof).

(B)         all documents evidencing the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Guarantor Accession Agreement or guaranty and Pledge Agreement or supplement to Pledge Agreement, as applicable, and the performance by such Subsidiary of its obligations thereunder; and

(C)         upon request of the Required Holders, a signed copy of a favorable opinion, addressed to the holders and the other Secured Parties, of counsel for the Note Parties reasonably acceptable to the Required Holders and qualified in the relevant jurisdiction as reasonably determined by the Required Holders, as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Required Holders may reasonably request.

(b)         In furtherance of the foregoing provisions of this Section 9.7, upon the acquisition of any Equity Interests by any Note Party (other than in any Non-Recourse Subsidiary, in any Immaterial Subsidiary, or in any Subsidiary satisfying the requirements of paragraph (c)(ii)(B) of this Section 9.7), if such Equity Interests shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, such Note Party shall, at the Company’s expense, deliver and shall cause each of the applicable Note Parties to deliver such documentation as the Collateral Agent may reasonably deem necessary in connection with the creation, perfection, protection or maintenance of such security interest as a first priority security interest, including pledge agreements, UCC financing statements, certified resolutions and other organizational and authorizing documents of the grantor of a security interest, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4, all in form, content and scope reasonably satisfactory to the Required Holders.

Atlantica Yield plc	Note Purchase Agreement
(c)         Notwithstanding the foregoing, (i) to the extent that any limitations or restrictions set forth in any Contractual Obligation to which the Company or ASO Holdings Company, LLC and Mojave Solar Holdings, LLC is a party prevent such Subsidiary from guaranteeing the Obligations of the Company or any other Guarantor, such Subsidiary shall not be required to become a Guarantor hereunder, (ii) (A) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which any Subsidiary of the Company or any Guarantor is a party prevent such Subsidiary from guaranteeing the Obligations of the Company or any other Guarantor, such Subsidiary shall not be required to become a Guarantor hereunder during any time that such limitation or restriction remains in effect or (B) to the extent that applicable Law prohibits a Subsidiary from guaranteeing obligations of its Affiliates, such Subsidiary shall not be required to become a Guarantor hereunder to the extent prohibited from doing so under applicable Law during any time that such applicable Law remains in effect, and (iii) (A) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which any Subsidiary of the Company or any Guarantor is a party prevent such Subsidiary from pledging the Equity Interests of its Affiliates, such Subsidiary shall not be required to become an Equity Pledgor hereunder in respect of such Equity Interests during any time that such limitation or restriction remains in effect or (B) to the extent that applicable Law prohibits a Subsidiary from pledging the Equity Interests of its Affiliates, such Subsidiary shall not be required to become an Equity Pledgor hereunder in respect of such Equity Interests to the extent prohibited from doing so under applicable Law during any time that such applicable Law remains in effect; provided that the Company or such Subsidiary shall exercise commercially reasonable efforts to remove any limitation, restriction, or prohibition in any Refinancing of Indebtedness evidencing such limitation, restriction, or prohibition, in each case of the foregoing clauses (i), (ii) and (iii).

(d)        The Company shall promptly provide to the Purchasers or holders a certificate signed by its Responsible Officer describing in reasonable detail the reason(s) that prevent any Subsidiary from becoming a Guarantor, pledging Equity Interests pursuant to paragraph (a), (b) or (c) of this Section 9.7.

(e)         Subject to Section 9.7(c), the Company will cause each of its Subsidiaries that (i) guarantees or otherwise becomes liable at any time after the date of this Agreement, whether as a borrower or an additional or co-borrower or otherwise, or (ii) grants after the date of this Agreement a security interest and Lien in any of its property as security, in each case for or in respect of any Indebtedness under any Material Credit Facility, to concurrently therewith become a Guarantor and Equity Pledgor, as applicable, and deliver all agreements, instruments, corporate resolutions, other corporate documentation and legal opinions in accordance with Section 9.7(a), in each case, other than where a Non-Recourse Subsidiary is a sole borrower or co-borrower or guarantor in respect of Non-Recourse Indebtedness.

(f)         Notwithstanding anything to the contrary in this Section 9.7, neither ASHUSA Inc. nor ASUSHI Inc. shall be required to provide a Guarantee with respect to the Notes following the consummation of the Permitted Reorganization and so long as ASHUSA Inc.and ASUSHI Inc. Guarantee no other Material Credit Facility, in which case, such Persons shall execute and deliver to the holders and the Collateral Agent the documentation referred in this Section 9.7.

Atlantica Yield plc	Note Purchase Agreement
Section 9.8.        Environmental Laws and Permits. Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each other Note Party will (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) timely obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 9.9.         Maintenance of Listing. The Company will at all times use commercially reasonable efforts to maintain a listing of Company’s capital stock on the NASDAQ Stock Market, the NYSE stock exchange or any successor stock exchange.

Section 9.10.       Material Contracts. The Company and each other Note Party will perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it and enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 9.11.      Maintenance of Rating on the Notes. The Company shall use its commercially reasonable efforts to the effect that at all times (at the cost and expense of the Company), a Rating Agency maintains a rating on the Notes (which rating shall satisfy the requirements set forth in the Ratings Letter).

Section 9.12.      Maintenance of Lien. The Company will, at its expense, take or cause to be taken all action required to maintain and preserve the perfection and first priority of the Lien on the Collateral granted under any of the Collateral Documents (subject to Liens permitted under Section 10.5) so long as any of the Secured Obligations are outstanding.

Section 9.13.       Further Assurances. (a) This Agreement has been executed in a private document. Each party hereto shall be entitled to request to the others the formalization of this Agreement and/or a Note Document into a public deed before a Spanish Notary Public at any time. The Company shall bear all costs and expenses relating to such formalization. The public deed by which this Agreement is raised to the status of a public document will confirm in Spain the guarantee granted by a Spanish Guarantor under Section 23. Each of the Company, any Spanish Guarantor and any Secured Party shall be required to be a party to the formalization of this Agreement and/or such other Note Document into a public deed before a Spanish Notary Public at any time.

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(b)         Promptly upon request by any Purchaser or holder of the Notes, each party hereto shall (i) correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re‑record, file, re‑file, register and re‑register any and all such further acts, deeds, certificates, assurances and other instruments as any Purchaser or holder of the Notes may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Note Documents, (B) to the fullest extent permitted by applicable Law, subject any Note Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Document or under any other instrument executed in connection with any Note Document to which any Note Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (E) facilitate the realization of the Collateral.

Section 9.14.      Notes to Rank Pari Passu. The Company shall cause its payment obligations with respect to the Notes and all other Note Documents to which it is a party to constitute direct senior secured obligations of the Company and remain direct senior secured obligations of the Company ranking at least equal in right of payment and priority to all other senior Indebtedness of the Company that is secured with the Collateral.

Section 9.15.      Most Favored Lender.  (a)   If at any time any Material Credit Facility contains a Financial Covenant that is not contained in this Agreement or a Financial Covenant that is contained in this Agreement which would be more beneficial to the holders of the Notes than any equivalent Financial Covenant set forth in this Agreement (any such Financial Covenant, a “More Favorable Covenant”), then the Company shall, within ten (10) Business Days after inclusion of such More Favorable Covenant in such Material Credit Facility, provide a Most Favored Lender Notice in respect of such More Favorable Covenant.  Thereupon, and regardless of whether the Company provides timely Most Favored Lender Notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into this Section 9.15 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall become effective under any Material Credit Facility unless waived in writing by the Required Holders.  Thereafter, upon the request of any holder of a Note, at the expense of the Note Parties, the Note Parties shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b)          So long as no Default or Event of Default has occurred and is continuing at such time:

(i)         if any More Favorable Covenant incorporated into this Agreement pursuant to this Section 9.15 is amended or otherwise modified in each relevant Material Credit Facility with the effect that such More Favorable Covenant is made less restrictive or otherwise less onerous on, the Company and its Subsidiaries, then such More Favorable Covenant will be deemed so amended in this Agreement, without any further action required on the part of any Person, effective as of the date of such amendment or modification in each relevant Material Credit Facility (or such later date as such Default or Event of Default has been cured or is no longer continuing),

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(ii)        if any More Favorable Covenant incorporated into this Agreement pursuant to this Section 9.15 is removed from each relevant Material Credit Facility, then such More Favorable Covenant will be deemed removed from this Agreement, without any further action required on the part of any Person, effective as of the date of such removal from each relevant Material Credit Facility (or such later date as such Default or Event of Default has been cured or is no longer continuing), and

(iii)       if each relevant Material Credit Facility which includes a More Favorable Covenant incorporated into this Agreement pursuant to this Section 9.15 is terminated and no amounts are outstanding thereunder, then such More Favorable Covenant will be deemed removed from this Agreement, without any further action required on the part of any Person, effective as of the date of such termination (or such later date as such Default or Event of Default has been cured or is no longer continuing).

Upon the occurrence of any event described in sub-clauses (i) to (iii) above, the Company shall promptly provide a Most Favored Lender Notice in respect of such event.  Upon the request of the Company, at the expense of the Note Parties, the holders of Notes shall enter into any additional agreement or amendment to this Agreement reasonably requested by the Company evidencing the amendment, deletion or termination of any such More Favorable Covenants.

(c)         For the avoidance of doubt, each of the Financial Covenants in Section 10.6 as of the date of this Agreement shall remain in this Agreement regardless of whether any More Favorable Covenants are incorporated into or deleted from this Agreement and at no time shall such original Financial Covenants be less restrictive on the Company than as of the date of this Agreement.

(d)          For purposes of this Section 9.15, the following terms have the following meanings:

“Financial Covenant” means any covenant, whether set forth as a covenant, undertaking, event of default, restriction or other such provision, that requires the Company alone, or together with its Subsidiaries on a consolidated basis, to achieve or maintain a stated level of financial condition or performance on the measurement of financial data and includes, without limitation, any requirement that such Person(s) (a) maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income, (b) maintain any relationship of any component of its capital structure to any other component thereof (including without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth), or (c) maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

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“Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes from a Senior Financial Officer of the Company referring to the provisions of this Section 9.15 and setting forth a reasonably detailed description with respect to with respect to the inclusion, amendment or removal, as the case may be, of such More Favorable Covenant in a Material Credit Facility (including any defined terms used therein) and related explanatory calculations, as applicable.

Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of Section 9 on or after the date of this Agreement and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

Section 10.	Negative Covenants.

From the date of this Agreement until the Closing and thereafter, the Note Parties covenant that so long as any of the Notes are outstanding:

Section 10.1.      Transactions with Affiliates. No Note Party shall, or permit any Subsidiary (other than any Immaterial Subsidiary) to, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than such transactions (a) existing as of the date of Closing that were entered into on arm’s‑length terms and with market standard conditions, (b) between or among a Note Party or any Subsidiary thereof with a Note Party or any Subsidiary thereof, (c) relating to a Permitted Reorganization or (d) on fair and reasonable terms substantially as favorable to such Note Party or such Subsidiary as would be obtainable by such Note Party or such Subsidiary at the time in a comparable arm’s‑length transaction with a Person other than an Affiliate of the Company (as reasonably determined by the Company).

Section 10.2.      Merger, Consolidation, Etc. No Note Party shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)          any Note Party may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Company, provided that when any Note Party is merging with another Subsidiary that is not a Note Party, such Note Party shall be the continuing or surviving Person;

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(b)          any Note Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Note Party;

(c)          the Note Parties may consummate, subject to Section 10.8, acquisitions; and

(d)          in connection with any acquisition permitted under Section 10.8, any Note Party (other than the Company) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that, in each case, immediately after giving effect thereto, (x) in the case of any such merger to which any Note Party (other than the Company) is a party, such Note Party is the surviving Person, (y) there is no existing Material Adverse Effect or any event or circumstance, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect, and (z) the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 10.6, such compliance to be determined on the basis of the financial information most recently delivered to the Purchasers or holders of the Notes pursuant to Section 7.1(b) as though such acquisition had been consummated as of the first day of the fiscal period covered thereby.

No such conveyance, transfer or lease of substantially all of the assets of any Note Party shall have the effect of releasing such Note Party or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under this Agreement, the Notes (in the case of the Company) or any other Note Document.

Notwithstanding anything to the contrary in this Section 10.2, the Note Parties shall be permitted to consummate the Permitted Reorganization provided that, substantially concurrently with the consummation of such Permitted Reorganization, NewCo becomes a Guarantor and the Company delivers to the holders of the Notes and the Collateral Agent documentation required under Section 9.7.

Section 10.3.      Line of Business. No Note Party shall engage in any material line of business substantially different from those lines of business conducted by the Note Parties on the date hereof or any business substantially related or incidental thereto or permit any of its Subsidiaries (other than any Non-Recourse Subsidiaries) to do so.

Section 10.4.       Economic Sanctions, Etc. No Note Party shall, or permit any Subsidiary to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction would be in violation of, or could result in the imposition of sanctions under, any. Economic Sanctions Laws applicable to the Company or such Subsidiary, except, in the case of this clause (b), to the extent that such violation or sanctions, if imposed, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 10.5.      Liens. No Note Party shall create, incur, assume or suffer to exist, or permit any Subsidiary (other than any Non‑Recourse Subsidiary or Immaterial Subsidiary) to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC or other Law of any jurisdiction a financing statement (or equivalent filing or registration) that names any Note Party or any of its Subsidiaries (other than any Non‑Recourse Subsidiary or Immaterial Subsidiary) as debtor, or assign any accounts or other right to receive income, other than the following:

(i)           Liens pursuant to any Note Document;

(ii)         Liens existing on the date hereof and listed on Schedule 5.15 and any renewals or extensions thereof, provided that (A) the property covered thereby is not changed (other than after‑acquired property that is affixed or incorporated into the property covered thereby), (B) the amount secured or benefited thereby is not increased except as contemplated by Section 10.7(iii), (C) the direct or any contingent obligor with respect thereto is not changed, and (D) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.7(iii);

(iii)        Liens securing Indebtedness under cash pooling and Swap Contracts and Liens securing or arising by reason of any netting or set‑off arrangement entered into in the ordinary course of banking or other trading activities;

(iv)        Liens on cash and cash equivalents securing Indebtedness incurred to finance an acquisition of assets or a business or multiple businesses; provided that within one hundred eighty (180) days from the date the related Indebtedness was incurred, such cash or cash equivalents are used to (A) fund an acquisition (or a similar transaction), including any related fees and expenses, and the related Indebtedness is (1) secured by Liens otherwise permitted under this covenant or (2) unsecured; or (B) retire or repay the Indebtedness that it secures and to pay any related fees and expenses;

(v)          Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(vi)         Liens securing insurance premium financing arrangements;

(vii)        Liens in favor of credit card companies pursuant to agreements therewith;

(viii)       Liens securing cash management services in the ordinary course of business;

(ix)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or security has been posted in respect thereof;

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(x)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or any similar pension benefit plan;

(xi)       deposits to secure the performance of statutory obligations, surety and appeal bonds incurred in the ordinary course of business;

(xii)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(j);

(xiii)       Liens created under Non‑Recourse Indebtedness Pledge Agreements;

(xiv)      Liens on property of any Subsidiary existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary;

(xv)       purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(xvi)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)     any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xviii)    non‑exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Company or such Subsidiary;

(xix)      any agreement to lease, option to lease, license, sub‑lease or other right to occupancy assumed or entered by or on behalf of the Company or any Subsidiary in the ordinary course of its business;

(xx)       Liens for Taxes if obligations with respect to such Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with and to the extent required by GAAP;

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(xxi)       easements, rights‑of‑way, restrictions, encroachments, reservations of title and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries (other than Immaterial Subsidiaries and Non‑Recourse Subsidiaries);

(xxii)     Liens in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non‑Recourse Subsidiaries included in documentation evidencing contemplated purchase and sale transactions permitted under this Agreement, any Non‑Recourse Indebtedness or any Project Obligations;

(xxiii)     reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(xxiv)     Liens on real estate in connection with the financing of the acquisition or development thereof, provided that facilities are or will be located on such property or assets primarily for the use of the Company or any of its Subsidiaries; and

(xxv)      other Liens on the Collateral securing Indebtedness permitted under Section 10.7(xviii); provided that the lenders or providers of such Indebtedness shall have executed or acceded to the Intercreditor Agreement prior to or concurrently with the incurrence of such Indebtedness and Liens.

Section 10.6.        Financial Covenants.

(a)          Leverage Ratio. No Note Party shall permit the Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 5.0:1.00; provided that in connection with any proposed acquisition or series of related acquisitions (that shall close within six (6) months of the first such related acquisition to close) by the Company and/or any of its Subsidiaries for which the payment of consideration or assumption or incurrence of Indebtedness by the Company and its Subsidiaries in connection therewith is at least $100,000,000 (a “Reference Acquisition”), for the period commencing on the date of consummation of a Reference Acquisition, through the first six (6) months ending immediately following the consummation of the Reference Acquisition (such period, a “Reference Acquisition Period”), the maximum Leverage Ratio shall instead be 0.50:1.00 higher than the otherwise applicable level; provided, further, that (x) in the event any such Indebtedness is incurred prior to the consummation of such Reference Acquisition and the Company provides a certification to the Purchasers or holders of the Notes that the proceeds of such Indebtedness are to be used in connection with the consummation of such Reference Acquisition (including Indebtedness incurred to pay related transaction costs), such Indebtedness shall not be included in the calculation of the Leverage Ratio until the consummation of the Reference Acquisition and (y) in no event shall the Reference Acquisition Periods for one or more Reference Acquisitions extend beyond six (6) consecutive fiscal quarters.

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(b)          Debt Service Coverage Ratio. No Note Party shall permit the Debt Service Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.0:1.00.

Section 10.7.       Indebtedness.  No Note Party shall create, incur, assume or suffer to exist any Indebtedness (or permit any Subsidiary (other than any Non‑Recourse Subsidiary or Immaterial Subsidiary) to do so), except:

(i)           Indebtedness under the Note Documents;

(ii)         Indebtedness of the Company or any Subsidiary of the Company owing to the Company or any Subsidiary of the Company (other than any Non‑Recourse Subsidiary or Immaterial Subsidiary);

(iii)        Indebtedness outstanding on the date hereof and listed on Schedule 5.15 (including any unused commitments thereof existing as of the date hereof) and any refinancing, refunding, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder (“Permitted Refinancing”);

(iv)        obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;

(v)         Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of such Person, in each case in an aggregate principal amount not to exceed the purchase price or cost of such property so acquired or designed, constructed, installed, improved or leased;

(vi)        the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or credit lines in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(vii)       Guarantees of the Company or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Company or any of its Subsidiaries (other than any Non‑Recourse Subsidiary or Immaterial Subsidiary);

(viii)      guarantees by any Note Party and any of its respective Subsidiaries in the ordinary course of business of obligations of such Note Party or Subsidiary to non‑affiliated suppliers, customers, franchisees and licensees; provided that each such Subsidiary may only incur such Indebtedness with respect to another Subsidiary that is the direct or indirect parent of such Subsidiary;

(ix)       Indebtedness of the Note Parties and their respective Subsidiaries providing for indemnification, adjustment of purchase price or similar price or similar obligations in connection with the acquisition of any business, assets or Equity Interest of a Subsidiary after the date of this Agreement;

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(x)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(xi)        Indebtedness constituting reimbursement obligations with respect to letters of credit, banker’s acceptances or similar instruments or obligations issued in the ordinary course of business; provided that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within seven (7) days;

(xii)       Indebtedness under cash pooling arrangements and Swap Obligations (with respect to currency risk, interest rate risks, commodity risks and price risks) in the ordinary course of business;

(xiii)      (A) the factoring of accounts receivable and (B) reverse factoring or confirming of accounts payable, in each case arising in the ordinary course of business;

(xiv)      Non‑Recourse Indebtedness incurred by any Note Party in respect of, and solely to the extent of, any collateral secured by a Non‑Recourse Indebtedness Pledge Agreement, and any Refinancing thereof to the extent such Refinanced Indebtedness constitutes Non‑Recourse Indebtedness;

(xv)        Indebtedness of the Note Parties and their respective Subsidiaries incurred in respect of worker’s compensation claims, self‑insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company and its Subsidiaries in the ordinary course of business;

(xvi)       Indebtedness consisting of the financing, by the applicable insurer, of insurance premiums in the ordinary course of business;

(xvii)     advance payments received from customers for goods and services purchased and credit periods in the ordinary course of business; and

(xviii)    additional Indebtedness of the Note Parties and their respective Subsidiaries; provided that:

 (A)        the Company shall be in compliance with the covenants set forth in Section 10.6 immediately prior to and after giving effect to the incurrence of such Indebtedness on a pro forma basis,

(B)         the aggregate amount of Indebtedness that may be secured by the Collateral at any one time outstanding shall not exceed the greater of (x) $550,000,000 and (y) an amount such that, after giving effect to the incurrence thereof, the Company could incur not less than $1.00 of additional Indebtedness and still maintain a Secured Leverage Ratio of no greater than 3.50:1.00, and

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(C)         other than with respect to (w) a Permitted Refinancing, (x) Indebtedness the principal amount of which does not exceed $50,000,000 or (y) a drawdown on the Existing Credit Agreement (as amended, restated or otherwise modified from time to time, and including any revolving credit agreement that refinances or replaces the Existing Credit Agreement, in all cases up to the lending commitment in effect as of the date hereof), the Company shall have furnished to each holder evidence (reasonably available to the Company) to the effect that, after giving effect to the incurrence of such Indebtedness, the credit rating of the Notes by any Rating Agency is Investment Grade.  If more than one Rating Agency is then rating the Notes, the credit rating of the Notes for purposes of this Section 10.7 shall be the then lowest credit rating assigned to the Notes.

Section 10.8.        Investments.  No Note Party shall make or hold any Investments, except:

(a)          Investments held by the Company and the other Note Parties in the form of Cash Equivalents;

(b)        (i) Investments by the Company and the other Note Parties in their respective Subsidiaries outstanding on the date hereof and set forth on Schedule 5.19; (ii) additional Investments by any Note Party in another Note Party or in a Non‑Recourse Subsidiary; and (iii) Investments of the Company in any Subsidiary and Investments of any Subsidiary in the Company or in another Subsidiary and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property);

(c)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)        Investments in respect of any acquisition if: (i) immediately before and immediately after giving Pro Forma Effect to such acquisition, no Default or Event of Default shall have occurred and be continuing, and (ii) immediately after giving Pro Forma Effect to such acquisition, the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 10.6, such compliance to be determined on the basis of the financial information most recently delivered to the Purchasers or holders of the Notes pursuant to Section 7.1(a) or 7.1(b);

(e)          (i) Investments constituting Indebtedness, to the extent that the Company is in compliance with Section 10.7 at the time such Indebtedness is incurred and (ii) Investments in the form of Indebtedness provided by such Note Party or such Subsidiary;

(f)          Investments constituting Restricted Payments, to the extent that the Company is in compliance with Section 10.10 at the time such Restricted Payment is made; and

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(g)          Investments relating to the Permitted Reorganization.

Section 10.9.       Dispositions. No Note Party shall make any Disposition or enter into any agreement to make any Disposition, or permit any Subsidiary (other than any Non‑Recourse Subsidiary or Immaterial Subsidiary) to make any Disposition or enter into any agreement to make any Disposition, except:

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          Dispositions of inventory in the ordinary course of business;

(c)          Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(d)          Dispositions of property by any Note Party (other than the Company) to a Note Party;

(e)          Dispositions permitted by Section 10.2;

(f)          Dispositions permitted by Section 10.10;

(g)          Dispositions in respect of Liens for Non‑Recourse Indebtedness permitted by Section 10.5;

(h)          Dispositions relating to the Permitted Reorganization; and

(i)         Dispositions by a Note Party or any of its Subsidiaries not otherwise permitted under this Section 10.9 to the extent that, (i) no Event of Default has occurred and is continuing at the time of and immediately after giving effect to such Disposition, (ii) after giving Pro Forma Effect to such Disposition, the Company shall be in pro forma compliance with all of the covenants set forth in Section 10.6, such compliance to be determined on the basis of the financial information most recently delivered to the Purchasers or holders of the Notes pursuant to Section 7.1(a) or 7.1(b), as applicable and (iii) such Disposition shall be for fair market value; provided that, after giving effect to any such Disposition of less than 100% of the Equity Interests of any Non‑Recourse Subsidiary, the Company shall retain Control of such Non‑Recourse Subsidiary; provided, further, that, with respect to Net Disposition Proceeds received, in connection with a transaction pursuant to this Section 10.9(i) by a Note Party or any of its Subsidiaries during any fiscal year in an aggregate amount exceeding 10% of consolidated total assets (as reflected in the most recent financial statements of the Company delivered to the holders of the Notes pursuant to Section 7.1), then such Note Party or such Subsidiary shall apply such excess Net Disposition Proceeds, at the option of such Note Party or Subsidiary, to:

(i)          within twelve (12) months after the receipt thereof, repurchase, repay, redeem or prepay senior, unsubordinated, secured Indebtedness of any Note Party or any Subsidiary thereof (which may include an offer to prepay the Notes in accordance with Section 8.12), in which case, such Note Party or such Subsidiary shall (and the Note Parties shall cause such Subsidiaries to) apply such Net Disposition Proceeds in accordance with the foregoing within the period referred to herein;

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(ii)         invest, within a twelve (12)-month period after the receipt of such Net Disposition Proceeds (which period may be extended for up to six (6) months thereafter if any Note Party or any Subsidiary thereof has entered into binding commitments with respect thereto with an unaffiliated third party) in assets of the general type used by any Note Party or Subsidiary thereof in its line of business, in which case, such Note Party or such Subsidiary shall (and the Note Parties shall cause such Subsidiaries to) apply such Net Disposition Proceeds in accordance with the foregoing within the period referred to herein; or

(iii)        any combination of (i) and (ii) above.

Section 10.10.     Restricted Payments. No Note Party shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)          each Note Party (other than the Company) may make Restricted Payments to any other Note Party and any other Person that owns a direct Equity Interest in such Note Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)          any Note Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)          any Note Party may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)          the Note Parties may make Restricted Payments in connection with the consummation of the Permitted Reorganization; and

(e)         the Company may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that immediately prior to any such Restricted Payment, and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Company shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 10.6.

Section 10.11      Amendments of Organization Documents. No Note Party shall amend any of its Organization Documents, other than amendments (a) that do not, taken as a whole, materially adversely affect the interests of any Purchaser or holder of a Note or any other Secured Party, each in its capacity as such, (b) with the prior written consent of the Required Holders or (c) relating to the Permitted Reorganization.

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Section 10.12      Accounting Changes. No Note Party shall make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.

Section 10.13.     Burdensome Agreements. No Note Party shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Note Document or any Contractual Obligation existing as of the date hereof that is identified in Schedule 10.13) that (a) limits the ability (i) of any Note Party to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (ii) of any Subsidiary (other than a Non‑Recourse Subsidiary) of the Company to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary (other than a Non‑Recourse Subsidiary) of the Company to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 10.7(xiv) solely to the extent any such negative pledge relates to the property financed by or is the subject of such Indebtedness or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 10.14.      Information Regarding Collateral. The Company will not, and will cause each of its Subsidiaries not to, and each other Note Party will not, effect any change (i) in any Note Party’s legal name, (ii) in the location of any Note Party’s chief executive office, (iii) in any Note Party’s identity or organizational structure or (iv) in any Note Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Purchasers or holders of the Notes not less than fifteen (15) days’ prior written notice (in the form of a certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Purchasers or holders, of its intention to do so, clearly describing such change and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Company agrees to promptly provide, or cause the applicable Note Parties to promptly provide, the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

Section 10.15.     Subsidiary Indebtedness.  No Note Party shall permit any of its Subsidiaries (other than the type specified in clause (a) of the definition of the term “Non-Recourse Subsidiary”) to create, incur, assume or suffer to exist any Indebtedness (other than intercompany loans provided by any Note Party or any Subsidiary, which in the case of any Subsidiary providing the intercompany loans are not financed with Indebtedness provided by an unaffiliated third party) unless the Company furnishes to each holder evidence (reasonably available to the Company) to the effect that, after giving effect to the incurrence of such Indebtedness, the credit rating of the Notes by any Rating Agency is Investment Grade; provided that, notwithstanding anything to the contrary herein, the Company shall not be required to comply with this Section 10.15 with respect to Indebtedness incurred pursuant to Section 10.7(xviii).  If more than one Rating Agency is then rating the Notes, the credit rating of the Notes for purposes of this Section 10.15 shall be the then lowest credit rating assigned to the Notes.

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Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of Section 10 before or after giving effect to the issuance of the Notes on a pro forma basis, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)         the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)        the Company defaults in the payment of any interest or Make‑Whole Amount, Modified Make‑Whole Amount or Swap Breakage Loss, if any, on any Note or any amount payable pursuant to Section 13 for more than five (5) Business Days after the same becomes due and payable; or

(c)          (i) any Note Party defaults in the performance of or compliance with any term contained in Section 7.1(a), 7.1(b), 7.1(d), 9.5(a), 9.7, 9.13(a)  or 10, (ii) any Note Party defaults in the performance of or compliance with any More Favorable Covenant incorporated herein pursuant to Section 9.15 or (iii) any of the Equity Pledgors fails to perform or observe any material term, covenant or agreement contained in each Pledge Agreement to which it is a party; or

(d)         any Note Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Guaranty and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)         any representation or warranty made in writing by or on behalf of the Company or any other Note Party by any officer of the Company in this Agreement or in any other Note Document, or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; provided that no Event of Default will occur under this Section 11(e) if the failure to comply is susceptible of being remedied and is remedied within thirty (30) days after (1) written notice by any holder to the Company or (2) the applicable Note Party becomes aware of such misrepresentation; or

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(f)          any Note Party or any Material Non-Recourse Subsidiary (provided, that with respect to any Material Non-Recourse Subsidiary, only to the extent that the default described in this Section 11(f) shall not have been forborne by the relevant creditors of the relevant Non-Recourse Indebtedness (and to the extent only such forbearance continues to be in effect)) (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after giving effect to any grace or any cure periods, in respect of any funded Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than the applicable Threshold Amount beyond the period of grace, if any, provided in the instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or

(g)         any Note Party or any Material Non‑Recourse Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is voluntarily adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Note Party or any Material Non‑Recourse Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and any such order shall not be dismissed within sixty (60) days; or

(i)          any event occurs with respect to the any Note Party or any Material Non‑Recourse Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

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(j)          there is entered against any Note Party or any Material Non-Recourse Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(k)         if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non‑U.S. Plans exceeds the aggregate current value of the assets of such Non‑U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non‑U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non‑U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l)          any Guaranty shall cease to be in full force and effect, any Guarantor or any Person acting on behalf of any Guarantor shall contest in any manner the validity, binding nature or enforceability of any Guaranty, or the obligations of any Guarantor under any Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Guaranty; or

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(m)         other than as a result of a Permitted Reorganization, any Collateral Document after delivery thereof pursuant to Section 4.12, 9.7 or 9.12 shall for any reason (other than pursuant to the terms thereof or as permitted hereunder) cease to create a valid and perfected first priority Lien (subject to Liens permitted under Section 10.5 that are mandatorily preferred by Law or as permitted hereunder) on any portion of the Collateral purported to be encumbered pursuant to the Collateral Documents; or

(n)     (i) the subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall (subject to the Legal Reservations), in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Company or any other Note Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of any Secured Party or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Note Party, shall be subject to any of the Subordination Provisions.

Section 12.	Remedies on Default, Etc.

Section 12.1.       Acceleration. (a) If an Event of Default with respect to any Note Party described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)          If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), (y) the Make‑Whole Amount determined in respect of such principal amount and (z) with respect to any Swapped Note, Swap Breakage Loss determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Note Parties acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Note Parties (except as herein specifically provided for) and that the provision for payment of a Make‑Whole Amount or, solely with respect to a prepayment, Modified Make‑Whole Amount by the Note Parties in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

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Section 12.2.       Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.       Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make‑Whole Amount, Modified Make‑Whole Amount or Swap Breakage Loss, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make‑Whole Amount, Modified Make‑Whole Amount or Swap Breakage Loss, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.       No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable and documented attorneys’ fees, expenses and disbursements.

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Section 13.	Tax Indemnification; FATCA Information.

Section 13.1.       Gross‑up.   All payments whatsoever under this Agreement, the Notes or any other Note Document will be made by each Note Party free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied on such payments made to any holder of Notes by or on behalf of any jurisdiction (other than the jurisdiction in which such holder (i) is incorporated or otherwise is (or is treated as) resident for tax purposes, or (ii) has a facility office or permanent establishment in respect of which any income arising on the Notes is attributable, in either case where the relevant Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the relevant holder of Notes) (a) in which such Note Party is incorporated, organized, managed or controlled or otherwise resides for tax purposes or (b) where a branch or office through which such Note Party is acting for purposes of this Agreement is located or from or through which such Note Party making any payment (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is required by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Note Party under this Agreement, the Notes or any other Note Document, such Note Party will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement, the Notes or any other Note Document after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement, the Notes or any other Note Document before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made:

(a)         other than in the case of a UK Qualifying Holder, for or on account of any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, or the exercise of remedies in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Note Party, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

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(b)         in the case of a payment to a holder which is a Treaty Holder (other than a holder that has provided its HMRC DT Treaty Passport Scheme reference number in accordance with Section 13.3), for or on account of any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company or its legal counsel) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any extensions, refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, provided further, that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including extensions, refilings or renewals of filings), as may be specified in a written request of the Company no later than fifteen (15) days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); provided, however, that in the case of a written request from the Company or its legal counsel that an application be made for an extension or renewal of a direction from Her Majesty’s Revenue & Customs (“HMRC”) made pursuant to an HMRC Form US‑Company 2002 or similar Form, such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith submission of such application to HMRC not less than six (6) months prior to the date on which such direction is to expire (subject to the Company’s compliance with the requirement below to provide at least nine (9) months but no more than twelve (12) months prior written notice) provided further, that such holder shall be deemed to have satisfied the requirements of this clause (b) upon providing the Company with either (i) such holder’s valid HMRC DT Treaty Passport Scheme reference number and jurisdiction of tax residence in the Purchaser Schedule of this Agreement or (ii) its completed and signed QPP Certificate;

(c)          for or on account of any estate, inheritance, gift, sale, excise, transfer, personal property or similar tax assessment or other governmental charge;

(d)          with regard to any holder of a Note to which Section 13.3 applies, for or on account of any Tax that would not have been imposed but for the breach by the holder of any of the Terms and Conditions;

(e)          to any holder of a Note registered in the name of a nominee;

(f)          for any tax imposed under FATCA;

(g)        if on the date on which the payment falls due the payment could have been made to the relevant holder without such deduction or withholding if the relevant holder had been a Qualifying Holder or UK Qualifying Holder (as applicable), but on that date such relevant holder is not or has ceased to be a Qualifying Holder or UK Qualifying Holder (as applicable) other than as a result of any change after the date it became a holder under the Agreement (or in the case of a Purchaser, the date of this Agreement) in any law or double taxation agreement or any published practice or published concession of any relevant taxing authority; or

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(h)          any combination of clauses (a), (b), (c), (d), (e), (f) and (g) above;

and provided, further, that in no event shall such Note Party be obligated to pay such additional amounts to any holder of a Note not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that such Note Party would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for the purposes of, and fully eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction.

Section 13.2.       Treaty Clearance. On or before the date of the Closing, the Company will furnish each Purchaser which either provides a United States Tax Identification Number or which indicates that it is a Treaty Holder in the Purchaser Schedule  (other than a Purchaser that has provided its HMRC DT Treaty Passport Scheme details in accordance with Section 13.3 or delivered a QPP Certificate in accordance with Section 13.5) with copies of the HMRC Form US‑Company 2002 and/or other relevant claim form(s) and documentation (collectively, the “HMRC Documents”) (other than any documents that may be created by the Purchaser and are required to be filed with any HMRC Document) required to be filed pursuant to Section 13.1(b) above, and in connection with the transfer of any Note the Company will, within thirty (30) days of the registration of such transfer, furnish the transferee of such Note (other than a transferee that has provided its HMRC DT Treaty Passport Scheme details or delivered a QPP Certificate) with copies of any such HMRC Documents or other Forms (other than any documents that may be created by the transferee and are required to be filed with any HMRC Document or other Form) then required (such furnishing of such HMRC Documents or other Forms shall be deemed to be the written request of the Company required by Section 13.1(b) so that no further request must be made, and which written request shall be deemed to have been given on the date that such HMRC Documents or other Forms are furnished to the Purchaser or the transferee of any Note (as the case may be) but no earlier than the date of the Closing).

The Company or its legal counsel shall provide to each holder of a Note written notice of the date of expiry of any direction given pursuant to an HMRC Document at least nine (9) months but no more than twelve (12) months prior to such expiry and, at the time of such notice, any HMRC Documents then required in respect of any extension, refiling or renewal. The giving of such notice and the provision of any such HMRC Documents shall be deemed to be the written request of the Company or its legal counsel to make an application for an extension or renewal of a direction from HMRC made pursuant to an HMRC Document for the purposes of any paragraph of this Section 13 so that no further request need be made, and such written request shall be deemed to have been given on the date that such notice is received by the holder of a Note.

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Subject to the limitations of Section 13.1(b)  above, by acceptance of any Note, the holder of such Note agrees, that it will from time to time with reasonable promptness (i) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder or its legal counsel by the Company or its legal counsel (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the jurisdiction of the holder of such Note and such Taxing Jurisdiction and (ii) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the good faith opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority (which in the case of an HMRC Form US‑Company 2002 or any similar Form, shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with the instructions contained in such Form), whichever is applicable, with the appropriate filing fee, if any, within fifteen (15) days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least ninety (90) days prior to the relevant interest payment date; provided that (i) where such Form has been mailed to the appropriate taxing authority, each such holder shall have provided a copy of such submitted Form to the Company, and a copy of the acknowledgment of receipt of the Form from the appropriate taxing authority if available or possible to request such acknowledgment of receipt from the appropriate taxing authority and (ii) each such holder shall have responded to any query relating to such Form from the appropriate taxing authority within the longer of (1) the applicable time limits (if any such time limits exist) and (2) thirty (30) days of receipt of such query by the holder.

Section 13.3.      Passport Scheme. Any Purchaser or other holder of a Note who holds a passport under the HMRC DT Treaty Passport Scheme, and that wishes the scheme to apply to this Agreement, shall irrevocably include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence in its Purchaser Schedule (or, in the case of any transferee of a Note, in the information provided to the Company pursuant to Section 14.2).

Where a holder of a Note has included its HMRC DT Treaty Passport Scheme reference number and its jurisdiction of tax residence in the Purchaser Schedule or in the information provided to the Company pursuant to Section 14.2, the Company shall file a duly completed form DTTP2 in respect of such holder with HMRC at least thirty (30) days prior to the first date on which interest is to be paid to the relevant holder (or, in the case of any transferee of a Note, at least thirty (30) days prior to the first date on which interest is to be paid to the transferee) and shall provide such holder with a copy of that filing.

It shall thereafter be the sole responsibility of the holder of any Note to comply with the Terms and Conditions (other than the Terms and Conditions for which the Company is responsible), including, without limitation, renewing its passport from time to time and notifying HMRC of any material change to its form or circumstances.

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Section 13.4.       Tax Credits, Etc. If any payment is made by any Note Party to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Note Party pursuant to this Section 13, then, if such holder in its sole discretion exercised in good faith determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Note Party the amount of such refund as such holder shall, in its sole discretion exercised in good faith, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13.1(b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within sixty (60) days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, a duly certified copy of the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If a Note Party is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Note Party would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company or such other Note Party shall promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Note Party) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If such Note Party makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from such Note Party (which shall specify in reasonable detail and supply the refund, credit and/or allowance forms to be filed) complete and deliver such refund forms to or as directed by such Note Party, subject, however, to the same limitations with respect to Forms as are set forth above.

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Section 13.5.       Qualifying Private Placement Certificate. Any Purchaser or other holder of a Note may deliver a QPP Certificate to the Company and provided that such QPP Certificate has not been withdrawn by the holder of the Note or cancelled by HMRC (unless such withdrawal or cancellation is as a consequence of the failure of the Company to comply with its obligations under regulation 7 of the Income Tax (Qualifying Private Placement Regulations) 2015 (SI 2015/2002)), such Purchaser or holder shall not be required to file any other Form seeking relief in respect of UK Tax pursuant to the Treaty or to provide its HMRC DT Treaty Passport Scheme reference number (and so be non‑compliant with the provisions of this Section 13) unless it has failed to file such Form in accordance with the provisions of this Section 13 within the period of thirty (30) days following it being notified of such withdrawal or cancellation and receiving a written request to do so from the Company or its legal counsel.

Section 13.6.       Noteholder Status Confirmation. Each Purchaser shall indicate its jurisdiction of tax residence in the Purchaser Schedule (or, in the case of any transferee of a Note, in the information provided to the Company pursuant to Section 14.2). By acceptance of any Note the holder confirms that it is either (x) tax resident in the United Kingdom, or (y) tax resident in the jurisdiction specified in the Purchaser Schedule (or, in the case of any transferee of a Note, in the information provided to the Company pursuant to Section 14.2) and, where applicable, has provided (i) its HMRC DT Treaty Passport Scheme reference number and/or (ii) a QPP Certificate to the Company and meets the conditions of the QPP Regulations. Each holder of a Note that has delivered a TC Certificate to the Company shall be deemed to represent to the Company that it is a UK Qualifying Holder on each day when interest is payable under the Notes, provided that no such representation will be made where a holder has notified the Company, in accordance with the following sentence, that it is not or will not be a UK Qualifying Holder. Each holder of a Note agrees to notify the Company promptly in the event of any change in its tax residence or entitlement to tax treaty benefits or, in respect of a holder that has delivered a TC Certificate to the Company, if it has ceased or will cease to be a UK Qualifying Holder.

Section 13.7.       FATCA Information.  By acceptance of any Note, the holder of such Note agrees that such holder will from time to time with reasonable promptness duly complete and deliver to or as reasonably directed by the Company or its agent from time to time (i) in the case of any such holder that is a U.S. Person, such holder’s United States Tax Identification Number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a U.S. Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a U.S. Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or by any other reporting or exchange of information regime) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 13.7 shall require any holder of Notes to provide information that is confidential or proprietary to such holder unless such information is prescribed by applicable law for the Company to comply with its obligations under FATCA and, in such event, the Company shall treat such information as confidential.

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Section 13.8.       Survival of Obligations.  The obligations of the Note Parties under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

Section 14.	Registration; Exchange; Substitution of Notes.

Section 14.1.       Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.      Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp Tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.  Notwithstanding anything to the contrary herein, except as set forth in Section 22, no Purchaser shall transfer its rights hereunder at any time prior to the date of Closing.

Section 14.3.      Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

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(a)         in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 15.	Payments on Notes.

Section 15.1.       Place of Payment. Subject to Section 15.2, payments of principal, Make‑Whole Amount, Modified Make‑Whole Amount or Swap Breakage Loss, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.       Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, Modified Make‑Whole Amount or Swap Breakage Loss, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

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Section 16.	Expenses, Etc.

Section 16.1.       Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Note Parties will pay all reasonable and documented costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the out of pocket costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, (b) the out of pocket costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Notes, any Subsidiary Guaranty or any other Note Document, and (c) the out of pocket costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,500. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable and documented attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 16.2.      Certain Taxes. The Note Parties agree to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Note Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or the United Kingdom or any other jurisdiction of organization of the Note Parties or any other jurisdiction where the Note Parties have assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, any of the Notes or of any other Note Document, and to pay any irrecoverable value added tax due and payable in respect of reimbursement of costs and expenses by the Note Parties pursuant to this Section 16, and will hold each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Note Parties hereunder.

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Section 16.3.       Survival. The obligations of the Note Parties under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Note Document and the termination of this Agreement.

Section 17.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any other Note Party pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of the Company or such other Note Party under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18.	Amendment and Waiver.

Section 18.1.       Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Note Parties and the Required Holders, except that:

(a)          no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)         no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make‑Whole Amount, Modified Make‑Whole Amount or Swap Breakage Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18, 21, 24.1 or 24.8.

Notwithstanding anything to the contrary in this Section 18.1, no consent from the holders shall be required to effect a release of the Guarantee of ASHUSA Inc. and ASUSHI Inc. pursuant to Section 23.6(b) or the release of Collateral pursuant to Section 24.9.

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Section 18.2.       Solicitation of Holders of Notes.

(a)        Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, any Subsidiary Guaranty or any other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 or any other Note Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)          Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of or any other Note Document or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser or holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)          Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18, or any other Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3.       Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18, or any other Note Document applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Note Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Note Parties and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or any other Note Document shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 18.4.       Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Note Document, or have directed the taking of any action provided herein or in the Notes or any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any other Note Party or any of their respective Affiliates shall be deemed not to be outstanding and the Company shall notify the Collateral Agent in writing at such time of any Notes which are so owned.

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Section 19.	Notices.

(a)         Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i)          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)       if to any Note Party, to such Note Party at its address set forth at the beginning hereof to the attention of Francisco Martinez Davis (francisco.martinezdavis@atlanticayield.com) and Javier Albarracin Guerrero (javier.albarracin@atlanticayield.com), or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Section 20.	Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each Note Party agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit any Note Party or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

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Section 21.	Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Note Party or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Note Party or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary hereof or a Person known to be subject to a contractual prohibition on the disclosure of such information or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) the Collateral Agent or any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing, and such agreement is made for the benefit of such Purchaser and the Company, prior to its receipt of such Confidential Information to be bound by this Section 21), (v) any Person from which it offers to purchase any security of any Note Party (if such Person has agreed in writing, and such agreement is made for the benefit of such Purchaser and the Company, prior to its receipt of such Confidential Information to be bound by this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any Law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by any Note Party in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with such Note Party embodying this Section 21.

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In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the other Note Documents, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 21 shall supersede any such other confidentiality undertaking.

Section 22.	Substitution of Purchaser.

(a)         Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

(b)        If a Purchaser substitutes another Person as the purchaser of the Notes in accordance with clause (a) above, and as a result of circumstances existing at the date of the substitution, any Note Party would be required to make a payment to the Substitute Purchaser under Section 13 or Section 16.2, then the Substitute Purchaser shall be entitled to receive payment under those Sections only to the extent as the original Purchaser would have been if the substitution had not occurred.

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Section 23.	Guaranty.

Section 23.1.       Guaranty. Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Secured Parties and their respective successors, endorsees, transferees and assigns, as a guaranty of payment and not merely as a guaranty of collection, prompt and complete payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, Make‑Whole Amount, Modified Make‑Whole Amount, Swap Breakage Loss, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Company or the other Note Parties to the Secured Parties, and whether arising hereunder or under any other Note Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). Each holder’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive absent manifest error for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non‑perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 23.2.      Rights of Holders of the Notes. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the holders of the Notes in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

Atlantica Yield plc	Note Purchase Agreement
Section 23.3.       Certain Waivers.Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Company or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Company or any other Note Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company or any other Note Party; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Company or any other Note Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Notwithstanding the foregoing, each Guarantor agrees that its obligations under and in respect of this Guaranty shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):  (i) the validity or enforceability of this Agreement or any other Note Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party; (ii) any renewal, extension or acceleration of, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Note Documents; (iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Note Document, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (iv) any change, reorganization or termination of the corporate structure or existence of the Company or any other Note Party or any of their Subsidiaries and any corresponding restructuring of the Obligations; (v) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitution for, the Obligations, or any subordination of the Obligations to any other obligations; (vi) the validity, perfection, non‑perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Obligations or any other impairment of such collateral; (vii) any exercise of remedies with respect to any security for the Obligations (including, without limitation, any collateral, including the Collateral, securing or purporting to secure any of the Obligations) at such time and in such order and in such manner as the holders of the Notes and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have, and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable Law; and (viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company or any Guarantor for the Obligations, or of any such Guarantor under the Guaranty contained in this Section 23 or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance (other than the indefeasible payment in full of the Obligations). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 23.4.       Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Company, any other Note Party or any other person or entity is joined as a party.

Section 23.5.      Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any other amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Notes and this Agreement are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Atlantica Yield plc	Note Purchase Agreement
Section 23.6.     Termination; Reinstatement. (a) This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Notes and this Agreement with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Company or any other Note Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

(b)         Each of the holders irrevocably consents, at the request of the Company, at any time that no Default or Event of Default shall have occurred and be continuing, (i) to release ASHUSA Inc. and ASUSHI Inc. from its Guarantee with respect to the Notes, and (ii) to take such actions and execute and deliver such documents and instruments as may be reasonably requested in writing by the Company or such Guarantor to give effect to the release specified in the foregoing clause (i); provided that the releases and actions described in the aforementioned items (i) and (ii) are done only for the purposes of consummating the Permitted Reorganization and solely to the extent that substantially concurrently with the consummation of such Permitted Reorganization, NewCo becomes a Guarantor and the Company delivers to the holders and the Collateral Agent documentation required under Section 9.7 with respect to NewCo and following such release, the such release, ASHUSA Inc. and ASUSHI Inc. Guarantee no other Material Credit Facility.

Section 23.7.      Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Company or any other Note Party owing to such Guarantor, whether now existing or hereafter arising, including any obligation of the Company or any other Note Party to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Company or any other Note Party to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 23.8.      Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any other Note Party under any Debtor Relief Law, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

Atlantica Yield plc	Note Purchase Agreement
Section 23.9.      Condition of Company. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Company, the other Note Parties and any other guarantor such information concerning the financial condition, business and operations of the Company, the other Note Parties and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Company, the other Note Parties or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 23.10.    Payments. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Note Document shall be made in euro and in immediately available funds, on the same terms and to the same extent that payments by the Company are required to be made pursuant to the terms hereof.

Section 23.11.     Keepwell. Each Note Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Note Documents, in each case, by any Specified Note Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Note Party with respect to such Swap Obligation as may be needed by such Specified Note Party from time to time to honor all of its obligations under this Guaranty and the other Note Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 23 voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 23.11 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 23.11 to constitute, and this Section 23.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Note Party for all purposes of the United States Commodity Exchange Act.

Section 23.12.     Spanish Guarantee Limitations. The Guarantees and indemnities of each Spanish Guarantor under the Note Documents shall:

(a)          not extend to any obligation incurred by any Note Party as a result of such Note Party borrowing (or guaranteeing the borrowing of) funds (but only in respect of those funds) under the Note Documents for the purpose of:

(i)          acquiring quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of a company within its Relevant Group; or

(ii)         refinancing a previous debt for the acquisition of quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of a company within its Relevant Group; and

Atlantica Yield plc	Note Purchase Agreement
(b)       not be deemed undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance under Section 2 of Chapter VI of Title W of the Spanish Companies Law, and, in that case, all provisions of this Agreement shall be construed accordingly in the sense that, in no case, can any Guarantee or security given by a Spanish Guarantor secure repayment of the above‑mentioned funds, provided that any Guarantee or security given by a Spanish Guarantor shall benefit such Spanish Guarantor, any of the companies within its Relevant Group or its Relevant Group as a whole.

For the purposes of this Section 23.12, a reference to the “Relevant Group” of a Spanish Guarantor shall mean such Spanish Guarantor and any other companies constituting a group as such term is defined under Article 42 of the Spanish Commercial Code (Codigo de Comercio). The limitations set forth in this Section 23.12 shall apply mutatis mutandis to any security created by a Spanish Guarantor under the Collateral Documents and to any guarantee, indemnity, similar obligation resulting in a payment obligation and payment including setoff pursuant to the Note Documents and made by any Spanish Guarantor.

Section 24.	Miscellaneous.

Section 24.1.       Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note), whether so expressed or not, except that, subject to Section 10.2, no Note Party may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 24.2.      Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability, other than derivatives, using fair value (as permitted by International Financial Reporting Standard 9 – Financial Instruments or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 24.3.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

Atlantica Yield plc	Note Purchase Agreement
Section 24.4.       Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 24.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time.

Section 24.5.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a counterpart in “pdf” format shall be treated as a delivery of an original counterpart hereof.

Section 24.6.      Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 24.7.       Jurisdiction and Process; Waiver of Jury Trial. (a) Each Note Party irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes and each Note Party irrevocably and unconditionally waives the right to any other jurisdiction to which it may be entitled by reason of present or future domicile, place of residence or any other reason. To the fullest extent permitted by applicable law, each Note Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Atlantica Yield plc	Note Purchase Agreement
(b)         Each Note Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)         Each Note Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to CT Corporation System, with an office on the date hereof at 28 Liberty Street, Floor 42, New York, New York 10005, as its agent for the purpose of accepting service of any process in the United States. Each Note Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)         Nothing in this Section 24.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)         Each Note Party hereby irrevocably appoints CT Corporation System to receive for it, and on its behalf, service of process in the United States.

(f)          The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Atlantica Yield plc	Note Purchase Agreement
Section 24.8.      Obligation to Make Payment in Euro. Any payment on account of an amount that is payable hereunder or under the Notes in euro which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Note Party, shall constitute a discharge of the obligation of such Note Party under this Agreement or the Notes only to the extent of the amount of Euro which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of euro that could be so purchased is less than the amount of euro originally due to such holder, each Note Party agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section 24.9.      Collateral Matters, Release. (a) Each of the holders irrevocably authorizes the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by such Collateral Agent under any Collateral Document (i) upon payment in full of all Secured Obligations (other than contingent indemnification obligations), or (ii) if approved, authorized or ratified in writing in accordance with Section 18.  Upon request by the Collateral Agent at any time, the holders will confirm in writing such Collateral Agent’s authority to release Collateral pursuant to this Section 24.9.  In each case as specified in this Section 24.9, such Collateral Agent will, at the Company’s expense, execute and deliver to the Company such documents as the Company may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of such Note Documents and this Section 24.9.

(b)          Each of the holders irrevocably authorizes the Collateral Agent, at the request of the Company, at any time that no Default or Event of Default shall have occurred and be continuing, (i) to release all Liens created pursuant to the Pledge Agreements on the Equity Interests of ASHUSA Inc. and ASUSHI Inc., and (ii) to take such actions and execute and deliver such documents and instruments as may be reasonably requested in writing by the Company or such Guarantor to give effect to the release specified in the foregoing clause (i), including without limitation to effectuate, or reflect in public record, the release of the security interests and Liens on the Equity Interests of ASHUSA Inc. and ASUSHI Inc. created pursuant to the relevant Pledge Agreements; provided that the releases and actions described in the aforementioned items (i) and (ii) are done only for the purposes of consummating the Permitted Reorganization and solely to the extent that substantially concurrently with the consummation of such Permitted Reorganization, NewCo becomes a Guarantor and the Company delivers to the holders and the Collateral Agent documentation required under Section 9.7 with respect to NewCo and such release is also consented by the parties required to provide such consent (other than the holders) pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

*    *    *    *    *

Atlantica Yield plc	Note Purchase Agreement
If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and each Note Party.

Very truly yours,

Atlantica Yield plc

By:	/s/ Santiago Seage
	Name:	Santiago Seage
	Title:	Director and CEO

By:	/s/ Francisco Martinez-Davis
	Name:	Francisco Martinez-Davis
	Title:	CFO

Atlantica Yield plc	Note Purchase Agreement
ABY Concessions Infrastructures, S.L.U., as Guarantor

By	/s/ David Esteban Guitard
Name:	David Esteban Guitard
Title:	Director

By
Name:
Title:

ABY Concessions Peru S.A., as Guarantor

By	/s/ Antonio Merino Ciudad
Name:	Antonio Merino Ciudad
Title:	Representative

By	/s/ Carlos Colón Lasso de la Vega
Name:	Carlos Colón Lasso de la Vega
Title:	Representative

ACT Holding, S.A. de C.V., as Guarantor

By	/s/ Miguel García Ramos Díaz Escobar
Name:	Miguel García Ramos Díaz Escobar
Title:	Representative

By	/s/ Jose Jaime Dávila Uribe
Name:	Jose Jaime Dávila Uribe
Title:	Representative

Atlantica Yield plc	Note Purchase Agreement
ASHUSA Inc., as Guarantor

By	/s/ Emiliano García Sanz
	Name:	Emiliano García Sanz
	Title:	Representative

By	/s/ Enrique Guillen
	Name:	Enrique Guillen
	Title:	Representative

ASUSHI Inc., as Guarantor

By	/s/ Emiliano García Sanz
	Name:	Emiliano García Sanz
	Title:	Representative

By	/s/ Enrique Guillen
	Name:	Enrique Guillen
	Title:	Representative

Atlantica Investments Limited, as Guarantor

By	/s/ David Esteban Guitard
	Name:	David Esteban Guitard
	Title:	Director

By
Name:
Title:

Atlantica Yield plc	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Voya Retirement Insurance and Annuity Company
Security Life of Denver Insurance Company
ReliaStar Life Insurance Company
ReliaStar Life Insurance Company of New York

By:	Voya Investment Management LLC, as Agent

By:	/s/ Joshua A. Winchester
Name: Joshua A. Winchester
Title: Vice President

Venerable Insurance and Annuity Company
BPCE VIE
Helaba Invest Kapitalanlagegesellschaft mbH
Brighthouse Life Insurance Company
Brighthouse Life Insurance Company of NY

By:	Voya Investment Management Co. LLC, as Agent

By:	/s/ Joshua A. Winchester
Name: Joshua A. Winchester
Title: Vice President

Atlantica Yield plc	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Athene Annuity and Life Company
By:	Apollo Insurance Solutions Group LLC, its investment adviser
By:	Apollo Capital Management, L.P., its sub adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

Athene Annuity & Life Assurance Company
By:	Apollo Insurance Solutions Group LLC, its investment adviser
By:	Apollo Capital Management, L.P., its sub adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

Atlantica Yield plc	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Metropolitan Life Insurance Company
By:	MetLife Investments Limited, Its Investment Manager

Metropolitan Tower Life Insurance Company
By:	MetLife Investments Limited, Its Investment Manager

By:	/s/ Annette Bannister
Name:	Annette Bannister
Title:	Authorised Signatory

Brighthouse Life Insurance Company
By:	MetLife Investment Management, LLC, Its Investment Manager

Brighthouse Life Insurance Company of NY
By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Jason Rothenberg
Name:	Jason Rothenberg
Title:	Authorised Signatory

Symetra Life Insurance Company
By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Jason Rothenberg
Name:	Jason Rothenberg
Title:	Authorised Signatory

Atlantica Yield plc	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Pacific Life Insurance Company

By:	/s/ Edwin J. Ferrell
Name: Edwin J. Ferrell
Title: Vice President

Atlantica Yield plc	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Massachusetts Mutual Life Insurance Company
By:	Baring International Investment Limited as Investment Manager

By:	/s/ P. Welman
Name:	P. Welman
Title:	Managing Director

C.M. Life Insurance Company
By:	Baring International Investment Limited as Investment Manager

By:	/s/ P. Welman
Name:	P. Welman
Title:	Managing Director

Atlantica Yield plc	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Novo Banco, S.A.

By:	/s/ Felipe Blanco
Name:	Felipe Blanco
Title:	Authorised Signatory

By:	/s/ Rui Castro
Name:	Rui Castro
Title:	Authorised Signatory

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Payments” is defined in Section 8.3.

“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”

“Affected Notes” is defined in Section 8.4.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Percentage” is defined in Section 8.9.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any sale and leaseback transaction of such Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease Obligation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

Schedule A
(to Note Purchase Agreement)

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, or a Person acting on behalf of such a Person, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, London, England or Madrid, Spain are required or authorized to be closed.

“CAFD” means, for any Measurement Period and without duplication, Distributed Cash received by the Company minus cash expenses of the Company (other than Debt Service Obligations and transaction costs), in each case during such Measurement Period.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Company or any other Note Party either existing on the Closing or created prior to any recharacterization (a) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (b) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Note Documents (including the calculation of CAFD) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Cash Equivalents” means:

(a)          direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Company’s option;

(b)         overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long‑term debt is rated “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c)          repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)         commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(e)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clause (a) through (d) of this definition.

“Change in Control” is defined in Section 8.5.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all of the property that is under the terms of the Collateral Documents subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means the Royal Bank of Canada in its capacity as collateral agent under the Intercreditor Agreement, or any successor collateral agent.

“Collateral Documents” means, collectively, each Pledge Agreement, each supplemental pledge agreement, or other similar agreement executed and delivered to the Collateral Agent pursuant to Section 9.7, the Intercreditor Agreement, and each of the other agreements, instruments or documents entered into by a Note Party that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 21.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“DBRS” means DBRS Limited.

“Debt Service Coverage Ratio” means as of any date of determination, the ratio of: (a) the aggregate amount of the CAFD for the most recent Measurement Period for which financial statements are available; to (b) the aggregate amount of Debt Service Obligations of the Company and its Subsidiaries (other than Non‑Recourse Subsidiaries), without duplication, for the most recent Measurement Period for which financial statements are available. For purposes of this definition, (i) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, (ii) in the event that the Company or any of its Subsidiaries incurs, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Debt Service Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Debt Service Coverage Ratio is made (the “DSCR Calculation Date”), then the Debt Service Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, redemption, repayment, retirement or extinguishment of Indebtedness; provided that for purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the DSCR Calculation Date shall be calculated giving Pro Forma Effect to all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom); provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Company or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Debt Service Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such period, (iii) whenever Pro Forma Effect is to be given to an Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11‑02 of Regulation S‑X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given Pro Forma Effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Company on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Agreement, and (iv) if any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the DSCR Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness).

“Debt Service Obligations” means, for any Measurement Period, the sum of all amounts payable by the Company and its Subsidiaries (other than Non‑Recourse Subsidiaries), without duplication, in respect of principal and Interest Expense on Indebtedness for Borrowed Money during such Measurement Period.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act of 1986 of the United Kingdom, the Insolvency Rules of 1986 of the United Kingdom, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” is defined in the first paragraph of each Note.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributed Cash” means cash and Cash Equivalents distributed, directly or indirectly, to the Company in respect of Investments in any Person, in each case, held, directly or indirectly, by the Company (other than (x) dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not intended to be used by such Person for capital expenditures or for operational purposes, by the Company or any of its Subsidiaries in such Person, (y) withholding Taxes and amounts subject to, or reasonably expected to be subject to repatriation requirements and (z) Net Disposition Proceeds in excess of $10,000,000 in the aggregate during any fiscal year) consisting of: (a) dividends; (b) capital redemptions; (c) interest or principal repayments in respect of Indebtedness provided directly or indirectly by the Company; and (d) the proceeds of any loan to the Company from a Subsidiary of the Company; provided that, (i) to the extent permitted by Non-Recourse Indebtedness arrangements to which such Subsidiary is a party, the payment obligation of the Company under such loan is subordinated to the prior payment in full of the Obligations and (ii) any repayment of such loan prior to the Maturity Date is immediately succeeded by (A) entering into a substantially similar arrangement for an equal or greater amount; (B) payment of a dividend in an equal or greater amount than such loan by the lender to the Company or a Guarantor; or (C) redemption of capital stock of the lender and remittance of the proceeds of such redemption in an equal or greater amount as such loan.

“Economic Sanctions Laws” means U.S. Economic Sanctions Laws, U.K. Economic Sanctions Laws and any other Sanctions Laws enacted by any Sanctions Authority.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the purposes of this definition, “capital stock” shall include all common stock, preferred stock and other equity‑like interests (including trust and usufruct rights) howsoever described.

“Equity Pledgor” means the Company and any Subsidiary of the Company (other than a Non‑Recourse Subsidiary) holding Equity Interests, either directly or indirectly, in any Guarantor from time to time; provided that in no event shall an individual holding nominal shares (without special or additional rights to those granted to other holders of Equity Interests or preferential rights in such Guarantor) be an Equity Pledgor.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Note Party under section 414 of the Code.

“euro” or “€” means the unit of single currency of the Participating Member States.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means, with respect to any Subsidiary of the Company, (i) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which such Subsidiary is a party prevent such Subsidiary from guaranteeing the Obligations of the Company or any other Guarantor; provided that such Subsidiary shall only be considered an Excluded Subsidiary during the time that such limitation or restriction remains in effect, (ii) the extent that applicable Law prohibits a Subsidiary from guaranteeing obligations of its Affiliates, such Subsidiary shall only be considered an Excluded Subsidiary during any time that such applicable Law remains in effect and (iii) to the extent that any limitations or restrictions set forth in any Contractual Obligation to which the Company or ASO Holding LLC and Mojave Holding LLC is a party prevent such Subsidiary from guaranteeing the Obligations of the Company or any other Guarantor, such Subsidiary shall be considered an Excluded Subsidiary provided that the Company or such Subsidiary shall exercise commercially reasonable efforts to remove any limitation, restriction, or prohibition in any Refinancing or Indebtedness evidencing such limitation, restriction, or prohibition.

“Existing Credit Agreement” means the Credit and Guaranty Agreement dated May 10, 2018, by and among the Company, as Borrower; the Guarantors, as Guarantors; Royal Bank of Canada as Administrative Agent; Royal Bank of Canada, Canadian Imperial Bank of Commerce, London Branch, as L/C Issuers; the Lenders party thereto; and the Joint Lead Arrangers and Joint Bookrunners party thereto.

“Existing Notes” means the Company’s senior secured floating rate notes issued pursuant to the Note Issuance Facility Agreement dated February 10, 2017, entered into among the Company, the guarantors party thereto, the purchasers party thereto and Elavon Financial Services DAC, UK Branch, as agent for the purchasers thereof, in an aggregate principal outstanding amount of €275,000,000 as of the date hereof.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Forms” is defined in Section 13.2.

“GAAP” means (a) generally accepted accounting principles applicable to the Company (including International Financial Reporting Standards, as applicable) as in effect from time to time in the United Kingdom and (b) for purposes of Section 9.6, with respect to any Subsidiary or any other Note Party, accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary or Note Party.

“Governmental Authority” means

(a)          the government of

(i)          the United States of America or the United Kingdom or any state or other political subdivision of either thereof, or

(ii)         any other jurisdiction in which any Note Party or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Note Party or any Subsidiary, or

(b)         any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, as to any Person, (a) any obligation or undertaking, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof, to protect such obligee against loss in respect thereof in whole or in part, or to maintain working or equity capital of the primary obligee or otherwise maintain the net worth or solvency of such obligee, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Accession Agreement” means a guarantee accession agreement, substantially in the form of Exhibit 9.7.

“Guarantors” means, collectively, (a) ABY Concessions Infrastructures, S.L.U., ABY Concessions Peru S.A., ACT Holding, S.A. de C.V., ASHUSA Inc., ASUSHI Inc. and Atlantica Yield South Africa Limited, in each case to the extent the Guaranty thereof has not been released pursuant to the terms of the Note Documents and (b) each other direct or indirect Subsidiary of the Company that executes and delivers a Guarantor Accession Agreement or other guaranty pursuant to Section 9.7.

“Guaranty” means, collectively, the Guaranty made by the Guarantors under Section 23 in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 9.7.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“HMRC” is defined in Section 13.1(b).

“HMRC Document” is defined in Section 13.2.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (other than a Note Party) at any time designated by the Company as an “Immaterial Subsidiary;” provided that if, on any date of determination, the aggregate CAFD attributable to any Subsidiary designated by the Company as an “Immaterial Subsidiary” for the previous four fiscal quarters (or, if shorter, the period commencing on the date such Subsidiary is acquired by a Subsidiary of the Company and ending on the date of determination) (i) exceeds 2.5% of the CAFD in the aggregate for such period; or (ii) when taken together with all other Immaterial Subsidiaries as of such date, exceeds 10% of the CAFD in the aggregate for such period, then such Subsidiary shall immediately cease to be an “Immaterial Subsidiary”.

“Increased Interest” is defined in Section 1.2.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          Indebtedness for Borrowed Money;

(b)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts that are (i) payable in the ordinary course of business and (ii) not overdue by more than 120 days);

(c)          net obligations of such Person under any Swap Contract;

(d)          all Attributable Indebtedness in respect of Capitalized Lease Obligations and sale and leaseback transactions of such Person; and

(e)          all Guarantees of such Person in respect of any of the foregoing;

provided that in no event shall obligations under any Swap Contract be deemed “Indebtedness” for any purpose under Section 10.6 unless such obligations relate to a derivatives transaction which has been terminated (or to the extent amounts under such Swap Contract are otherwise due and owing).

“Indebtedness for Borrowed Money” means, as to any Person at a particular time, without duplication, all indebtedness accounted for as indebtedness for borrowed money in accordance with GAAP, including:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; and

(b)         the principal component of obligations of such Person in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but excluding contingent obligations and other obligations that do not constitute Indebtedness.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means the amended and restated Intercreditor Agreement, dated as of May 16, 2018, by and among the Company, the guarantors party thereto, Royal Bank of Canada, as administrative agent and collateral agent, Elavon Financial Services DAC, UK Branch, as note issuance facility agent, the hedge counterparties party thereto, and the other secured parties and other Persons from time to time party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

“Interest Expense” means, with respect to the Company and its Subsidiaries (other than Non‑Recourse Subsidiaries) for any period, without duplication, the sum of:  (a) consolidated interest expense of the Company and its Subsidiaries (other than Non‑Recourse Subsidiaries) for such period (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees or bankers acceptances, (iii) the interest component of Capitalized Lease Obligations and in respect of sale and leaseback transactions, (iv) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Contracts, and (v) any tax gross‑up, Eurodollar reserves and other additional amounts and excluding (1) annual agency fees paid to the administrative agents and collateral agents under any credit facilities, (2) costs associated with obtaining Swap Contracts and breakage costs in respect of Swap Contracts, (3) penalties and interest relating to Taxes, (4) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (5) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (6) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisitions after the date of this Agreement, (7) commissions, discounts, yield and other fees and charges (including any interest expense) related to any securitization facility and (8) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus (b) consolidated capitalized interest of the Company and its Subsidiaries (other than Non‑Recourse Subsidiaries) for such period, whether paid or accrued. For purposes of this definition, interest in respect of sale and leaseback transactions shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such sale and leaseback transaction in accordance with GAAP.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means a rating equal to or higher than (i) “BBB-” by S&P, (ii) “Baa3” by Moody’s, (iii) “BBB-” by Fitch, (iv) “BBB- (low)” by DBRS or (v) “BBB-” by Kroll.

“Kroll” means Kroll Bond Rating Agency, Inc.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations” means:

(a)          the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)          the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of setoff or counterclaim;

(c)          similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)          any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Purchasers in connection with this Agreement.

“Leverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Indebtedness of the Company and its Subsidiaries (other than Non‑Recourse Subsidiaries), as of such date to (b) CAFD for the most recently completed Measurement Period. For purposes of this definition, (i) in the event that the Company or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred at the beginning of the applicable four‑quarter period; provided that for purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom) had occurred on the first day of the Measurement Period; provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Company or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Measurement Period, (ii) whenever pro forma effect is to be given to an Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11‑02 of Regulation S‑X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Company on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Agreement, and (iii) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness); provided that for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right‑of‑way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980 of the United Kingdom and the Foreign Limitation Periods Act 1984 of the United Kingdom and any analogous limitation statutes of any other applicable jurisdiction.

“Make‑Whole Amount” is defined in Section 8.9.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon or with respect to:  (a) the operations, business, properties or financial condition of the Note Parties and their respective Subsidiaries, taken as a whole; (b) the ability of the Note Parties (taken as a whole) to perform their payment Obligations; (c) the rights, remedies and benefits available to, or conferred upon, any Purchaser or holder of the Notes or any other Secured Party under any Note Document; (d) the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party; or (e) the validity or priority of the security interests purported to be granted to any of the Secured Parties under the Collateral Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000,000 or more in any year or in the aggregate, or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person; provided that any instrument or agreement evidencing or creating a Lien to secure Non‑Recourse Indebtedness shall not constitute a Material Contract.

“Material Credit Facility” means, as to the Company and its Subsidiaries (other than Immaterial Subsidiaries, Non‑Recourse Subsidiaries or Excluded Subsidiaries),

(a)          the Existing Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b)          the Note Issuance Facility Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(c)          any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Non‑Recourse Subsidiary” means any Non‑Recourse Subsidiary (with respect to Sections 11(f), 11(g) and 11(h), individually or together with any other Non‑Recourse Subsidiary in respect of which an Event of Default of the type set forth in such Sections has occurred and is continuing) that made Restricted Payments, directly or indirectly through a Guarantor or otherwise, to the Company in an amount equal to or greater than 25% of the Distributed Cash during the most recently completed Measurement Period.

“Maturity Date” is defined in the first paragraph of each Note.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company or, if fewer than four consecutive fiscal quarters of the Company have been completed as of such date of determination, the fiscal quarters of the Company that have been completed by such date.

“Memorandum” is defined in Section 5.3.

“Mexican Guarantor” means each Guarantor organized under Mexican law.

“Modified Make‑Whole Amount” is defined in Section 8.9.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Disposition Proceeds” means, with respect to any Disposition by any Note Party or any of its Subsidiaries of the type expressly permitted by Section 10.9(i), an amount equal to (i) cash and Cash Equivalents payments (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by such Note Party or such Subsidiary from such Disposition, minus (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and required to be repaid with the proceeds of (or in an amount equal to the proceeds of) such Disposition (other than Indebtedness under the Note Documents), (B) the reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees paid to non-affiliated third parties) incurred by such Note Party or such Subsidiary in connection with such Disposition, (C) to the extent not included in (B) above, taxes required to be paid in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Disposition Proceeds) and (D) in the case of any Disposition by a non-wholly owned Subsidiary of such Note Party, all distributions and other payments required to be made to the minority interest holders in such Subsidiary (other than the Note Parties) as a result of such Disposition.

“NewCo” means a Person wholly owned by the Company formed or incorporated under the Laws of a state of the United States.

“Non‑Recourse Indebtedness” means Indebtedness of a Non‑Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to the Company or any other Note Party other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted hereunder entered into by Company or any other Note Party, (b) by virtue of rights of such Non‑Recourse Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against the Company or any other Note Party that is party to such Project Obligation, (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments or (d) pursuant to a Non‑Recourse Indebtedness Pledge Agreement.

“Non‑Recourse Indebtedness Pledge Agreement” means any share, debt or cash collateral pledge agreement (or other types of agreements or instruments with similar effect) entered into by a Note Party for the sole purpose of pledging the Equity Interests of, or debt issued by, a Non‑Recourse Subsidiary as collateral security in support of Non‑Recourse Indebtedness, or pledging cash as collateral security to secure Non‑Recourse Indebtedness.

“Non‑Recourse Subsidiary” means (a) any Subsidiary of Company that (i) (A) is the owner, lessor and/or operator of (or is formed to own, lease or operate) one or more Projects or conducts activities reasonably related or ancillary thereto, (B) is the lessee or borrower (or is formed to be the lessee or borrower) in respect of Non‑Recourse Indebtedness financing one or more Projects, and/or (C) develops or constructs (or is formed to develop or construct) one or more Projects, (ii) has no Subsidiaries and owns no material assets other than those assets or Subsidiaries necessary for the ownership, leasing, development, construction or operation of such Projects or any activities reasonably related or ancillary thereto and (iii) has no Indebtedness other than intercompany Indebtedness (to the extent expressly permitted under Section 10.7) and Non‑Recourse Indebtedness and (b) any Subsidiary of the Company (i) that directly or indirectly owns all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) that has no Subsidiaries other than Subsidiaries which meet the qualifications set forth in clause (a) or clause (b)(i) above, (iii) that owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Projects or any activities reasonably related or ancillary thereto and (iv) that has no Indebtedness other than intercompany Indebtedness (to the extent expressly permitted under Section 10.7) and Non‑Recourse Indebtedness.

“Non-Swapped Note” is defined in Section 8.9.

“Non‑U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents and (d) the Intercreditor Agreement.

“Note Issuance Facility Agreement” means the Note Issuance Facility Agreement dated as of April 30, 2019 among the Company, the Guarantors and the purchasers party thereto, as amended by that certain Amendment No. 1 to Note Issuance Facility Agreement, dated as of May 14, 2019.

“Note Parties” means, collectively, the Company and the Guarantors. Notwithstanding anything in the Note Documents to the contrary, no Non‑Recourse Subsidiary shall be a Note Party.

“Noteholder Sanctions Event” means, with respect to any Purchaser or holder of a Note (an “Affected Noteholder”), such holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of the Company or any Subsidiary thereof becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of the Company or any of its Subsidiaries appearing on a State Sanctions List.

“Notes” is defined in Section 1.1.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Note, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that, in respect of a Spanish Guarantor, the term “Obligations” shall not include any obligation or liability to the extent that securing those obligations or liabilities would cause a breach of the financial assistance limitations provided in articles 143.2 and 150 of the Spanish Capital Companies Act (“Ley de Sociedades de Capital”).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Deferred Acquisition Obligation” means an obligation of the Company or any of the Company’s Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions; provided that, with respect to each such acquisition, at the time the Company or such Subsidiary undertakes such obligations and immediately after giving effect to it, the Company shall be in pro forma compliance with each of the covenants set forth in Section 10.6 (such compliance to be determined on the basis of the financial information most recently delivered to the holders of the Notes pursuant to Section 7.1).

“Permitted Equity Commitments” means obligations of the Company or any of the Company’s Subsidiaries to make any payment in respect of any Equity Interest in any Non‑Recourse Subsidiary (and any guarantee by the Company or any of the Company’s Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment permitted by Section 10.8.

“Permitted Project Undertakings” means guaranties by or obligations of the Company or any of the Company’s Subsidiaries in respect of Project Obligations or Permitted Deferred Acquisition Obligations.

“Permitted Reorganization” means the corporate reorganization of the Company as a result of which ASHUSA Inc. and ASUSHI Inc. will become wholly owned Subsidiaries of NewCo, which reorganization may involve different transactions, including transfers of Equity Interests of ASHUSA Inc. and ASUSHI Inc., the redemption of Equity Interests of ASHUSA Inc. and ASUSHI Inc., transfers of assets among Note Parties, the replacement of certain Collateral Documents and any other procedure in compliance with the Note Documents.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Placement Agent” is defined in Section 5.3.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the pledge agreements executed by the Equity Pledgors in favor of the Secured Parties in respect of all Equity Interests in the Guarantors as of the date hereof, together with each pledge agreement delivered pursuant to Section 9.7.

“Pro Forma Effect” means with respect to any event or circumstance (including any: (a) Disposition, (b) adverse litigation, (c) incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or (d) Investment, acquisition, merger, amalgamation, consolidation and discontinued operation), the effect of such event or circumstance as if such had occurred on the first day of the Measurement Period in which such event or circumstance occurred.

“Project” means property or other assets consisting of renewable energy, conventional power, electric transmission and water installation projects, in each case regardless of whether commercial or residential in nature.

“Project Obligations” means, as to the Company or any of its Subsidiaries, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; Tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Projects.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“QPP Certificate” means a creditor certificate for the purposes of the Qualifying Private Placement Regulations 2015 (SI 2015/2002) (the “QPP Regulations”), given in the form set out in Exhibit QPP.

“QPP Regulations” is defined in the definition of QPP Certificate.

“Qualified ECP Guarantor” means, at any time, each Note Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualifying Holder” means:

(a)	a holder of a Note which has delivered a QPP Certificate to the Company which was not, and has not become, a withdrawn certificate or a cancelled certificate for the purposes of the QPP Regulations;

(b)
a holder of a Note which is a Treaty Holder where the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488);

(c)
a holder of a Note which is (i) treated as a resident of the United States of America for the purposes of the UK/US Double Taxation Treaty; (ii) does not carry on a business in the United Kingdom through a permanent establishment with which the holder’s holding of the Note is effectively connected; and (iii) meets all other conditions in the UK/US Double Taxation Treaty for full exemption from withholding tax on interest; or

(d)	a UK Qualifying Holder.

“Rating Agency” means (i) each of Moody’s, S&P, Fitch, DBRS and Kroll (ii) if none of Moody’s, S&P, Fitch, DBRS or Kroll issues a senior unsecured long‑term debt rating, corporate credit rating or issuer rating for the applicable Person or fails to make such rating publicly available, a “nationally recognized statistical rating organization” registered under the Exchange Act that is reasonably acceptable to the Required Holders; provided that in any event any rating agency must be recognized by the NAIC for purposes of “Filing Exempt” status with respect to assigning a designation of securities, or otherwise recognized by the NAIC for the purposes of assigning a securities designation without the requirement for an SVO filing.

“Ratings Letter” means a letter delivered by a Rating Agency with respect to the Notes that includes the following elements:

(a)          The rating on the Notes and to the extent not confirmed directly to the SVO by the relevant recognized rating agency via electronic feed, include a specific reference to any private placement number(s) issued for the Notes by Standard & Poor’s CUSIP Service Bureau or other information that uniquely identifies the Notes, including principal amount, initial interest rate and maturity;

(b)          A statement that the rating of the Notes will be maintained and a rating letter will be produced at least once every calendar year and to the extent not confirmed directly to the SVO by the relevant Rating Agency via electronic feed, be delivered by the Company to the holders at least annually (such that at all times, the rating shall have been confirmed within the last twelve (12) months);

(c)          A statement that the rating encompasses the expectation of timely payment of principal and interest as scheduled; and

(d)          A statement that such letter may be shared with the holders’ regulatory and self‑regulatory bodies (including the SVO of the NAIC) and auditors of the holder of the Notes without need for a non‑disclosure agreement with the Rating Agency.

“Reference Acquisition” is defined in Section 10.6.

“Reference Acquisition Period” is defined in Section 10.6.

“Refinance” means, in respect of any Indebtedness, to refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Note Parties or the Purchasers or holders of a Note than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and provided, still further, that the terms “Refinances,” “Refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Regulation” means The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Group” is defined in Section 23.12.

“Required Holders” means at any time (i) prior to the Closing, the Purchasers and (ii) on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any of the Note Parties or any of their Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment made to service intercompany Indebtedness incurred by an Affiliate of the Company that is not a Note Party.

“S&P” S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctions” means any trade, economic or financial sanctions Laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a)          the United States government;

(b)          the United Nations;

(c)          the European Union;

(d)          the United Kingdom; or

(e)          the respective Governmental Authorities of any of the foregoing, including OFAC, the United Nations Security Council, the United States Department of State and Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission of the United States.

“Secured Leverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Indebtedness of the Company and its Subsidiaries, (other than Non-Recourse Subsidiaries) secured by the Collateral, as of such date to (b) CAFD for the most recently completed Measurement Period. For purposes of this definition, (i) in the event that the Company or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness secured by the Collateral (other than Indebtedness secured by the Collateral incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Ratio Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness secured by the Collateral, as if the same had occurred at the beginning of the applicable four-quarter period; provided that for purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom) had occurred on the first day of the Measurement Period; provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Company or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Measurement Period, (ii) whenever pro forma effect is to be given to an Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Company on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness secured by the Collateral is permitted pursuant to this Agreement, and (iii) if any Indebtedness secured by the Collateral bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness secured by the Collateral shall be calculated as if the rate in effect on the Secured Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness); provided that for purposes of making the computation referred to above, interest on any Indebtedness secured by the Collateral under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

“Secured Obligations” means the Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Parties” means, collectively, the Collateral Agent, the Purchasers, the holders of the Notes, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) in the case of a Person which is a company incorporated under the laws of England and Wales, that Person is not deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 of the United Kingdom (as amended from time to time). The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spanish Guarantor” means each Guarantor organized under Spanish law.

“Specified Note Party” means any Note Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 23.11).

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subordination Provisions” is defined in Section 11(n).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 22.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Breakage Amount” id defined in Section 8.10.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swapped Note” is defined in Section 8.9.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13.1(a).

“TC Certificate” means a tax confirmation certificate given in the form set out in Exhibit TC.

“Terms and Conditions” means the HMRC DT Treaty Passport Scheme Terms and Conditions of April 2017 (or such other terms and conditions which replace them from time to time).

“Threshold Amount” means $100,000,000.

“Treaty” is defined in the definition of Treaty State.

“Treaty Holder” means a holder of a Note which is not a Qualifying Holder under subparagraph (a) of the definition thereof but:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that holder’s holding of the Notes is effectively connected; and

(c)
fulfils any conditions which must be fulfilled under the Treaty by residents of the Treaty State to obtain full exemption from United Kingdom taxation on interest (subject to the completion of procedural formalities).

“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“U.K. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United Kingdom pursuant to which economic sanctions have been imposed on any Person, entity, organisation, country or regime, including the Anti‑Terrorism, Crime and Security Act 2001, Counter Terrorism Act 2008 and Terrorist Asset‑Freezing etc. Act 2001.

“UK Qualifying Holder” means a holder which is beneficially entitled to interest payable to that holder in relation to the Notes and one of the following:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company.

“UK/US Double Taxation Treaty” means the double taxation convention between the United Kingdom and the United States of America, entered into force on 31 March 2003.

“U.S. Dollars” or “$” means lawful currency of the United States of America.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.